UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A

(Amendment No. 2)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 HEARTLAND OIL AND GAS CORP.
(Exact name of registrant as specified in its charter)
Nevada	1221	91-1918326
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1500 - 885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3E8 (604) 693-0177
(Address and telephone number of registrant's principal executive offices)
Richard Coglon, President 1500 - 885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3E8 (604) 693-0177

(Name, address and telephone number of agent for service)

Copy of communications to:

William L. Macdonald, Esq.
Clark, Wilson
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604-687-5700

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (US$)	Amount of registration fee(2)
Common Stock to be offered for resale by selling stockholders	602,836(3)	$4.26	$2,568,081.36	$207.76
Common Stock to be offered for resale by selling stockholders	2,754,695(4)	$4.26	$11,735,000.70	$949.36
Common Stock to be offered for resale by selling stockholders upon exercise of share purchase warrants	1,841,724 (5)	$4.26	$7,845,744.24	$634.72
Total Registration Fee				$1,791.84

(1) In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the last reported bid and ask price for our common stock on the OTC Bulletin Board on August 22, 2003.

(3) Represents 602,836 shares of our common stock that were collectively sold in a private placement and issued on June 24 and June 30, 2003.

(4) Represents 2,754,695 shares of our common stock that were sold in a private placement and issued on August 19, 2003.

(5) Represents common stock that may be issued upon exercise of share purchase warrants: (i) 265,958 of which can be exercised at any time until June 24, 2006, at an exercise price of $3.38; (ii) 60,683 of which can be exercised at any time until June 30, 2006, at an exercise price of $3.38; and (iii) 1,515,083 of which can be exercised at any time until August 19, 206 at an exercise price of $3.84.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion
____________, 2003

HEARTLAND OIL AND GAS CORP.
A NEVADA CORPORATION

SHARES OF COMMON STOCK OF HEARTLAND OIL AND GAS CORP.
_________________________________

The prospectus relates to the resale by certain selling stockholders of Heartland Oil and Gas Corp. of up to 5,199,255 shares of our common stock in connection with the resale of:

- up to 602,836 shares of our common stock which were issued in June and July of 2003 in a private placement;

- up to 2,754,695 shares of our common stock which were issued on August 19, 2003 in a private placement;

- up to 1,678,766 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placements; and

- up to 162,958 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in partial payment of placement fees.

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders.

Our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "HOGC". On August 22, 2003, the closing bid price of our common stock was $4.28.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 8 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is December ____, 2003.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS
PAGE NUMBER
PROSPECTUS SUMMARY	6
RISK FACTORS	8
RISKS RELATED TO THIS OFFERING	8
Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock	8
Trading on the OTC Bulletin Board may be sporadic because it is not a stock exchange, and stockholders may have difficulty reselling their shares	9
RISKS RELATED TO OUR BUSINESS	9
We have had negative cash flows from operations and if we are not able to obtain further financing our business operations may fail	9
A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations	10
If we issue additional shares in the future this may result in dilution to our existing stockholders.	10
We have a history of losses and fluctuating operating results which raise substantial doubt about our ability to continue as a going concern	10
Our stock is a penny stock.  Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.	10
NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock	11
We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations	11
A majority of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of or directors or officers	11
Because of the early stage of development and the nature of our business, our securities are considered highly speculative	12
As our properties are in the exploration and development stage there can be no assurance that we will establish commercial discoveries on our properties	12
The potential profitability of oil and gas ventures depends upon factors beyond the control of our company	12
Competition in the oil and gas industry is highly competitive and there is no assurance that we will be successful in acquiring the leases	12
The marketability of natural resources will be affected by numerous factors beyond our control which may result in us not receiving an adequate return on invested capital to be profitable or viable	13
5
Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company	13
Exploration and production activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations	13
Exploratory drilling involves many risks and we may become liable for pollution or other liabilities which may have an adverse effect on our financial position	13
Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability	14
FORWARD-LOOKING STATEMENTS	14
THE OFFERING	14
USE OF PROCEEDS	15
SELLING STOCKHOLDERS	15
PLAN OF DISTRIBUTION	19
PRIVATE PLACEMENTS	20
LEGAL PROCEEDINGS	22
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25
DESCRIPTION OF COMMON STOCK	26
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	26
INTEREST OF NAMED EXPERTS AND COUNSEL	26
EXPERTS	27
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	27
DESCRIPTION OF PROPERTY	27
DESCRIPTION OF BUSINESS	28
MANAGEMENT'S DISCUSSION AND ANALYSIS	32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	38
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	38
DIVIDEND POLICY	39
EXECUTIVE COMPENSATION	39
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	42
FINANCIAL STATEMENTS	42
WHERE YOU CAN FIND MORE INFORMATION	72

As used in this prospectus, the terms "we", "us", "our", and "Heartland" mean Heartland Oil and Gas Corp., unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

We are an oil and gas company engaged in the exploration for and development of Coal Bed Methane in the "Soldier Creek Prospect" located in the Forest City Basin of northeast Kansas. Our "Soldier Creek" project encompasses approximately 211,000 acres of prospective frontier coal bed methane (COAL BED METHANE) Lands. Our subsidiary, Heartland Oil and Gas Inc., holds the leases and operates the project. Our company, Heartland Oil and Gas Corp., was incorporated in the State of Nevada on July 9, 1998, under the name Adriatic Holdings Ltd. Our principal executive offices are located at Suite 1500, 885 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3E8. Our telephone number is (604) 693-0177. We maintain a website at www.heartlandoilandgas.com. Information contained on our website does not form part of this prospectus.

We have one wholly-owned subsidiary, Heartland Oil and Gas Inc., a Nevada corporation incorporated on August 11, 2000. We acquired our subsidiary on September 17, 2002 and our subsidiary became our predecessor company.

Number of Shares Being Offered

The prospectus relates to the resale by certain selling stockholders of Heartland Oil and Gas Corp. of up to 5,199,255 shares of our common stock in connection with the resale of:

- up to 602,836 shares of our common stock which were issued in June and July of 2003 in a private placement;

- up to 2,754,695 shares of our common stock which were issued on August 19, 2003 in a private placement;

- up to 1,678,766 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placements; and

- up to 162,958 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in partial payment of placement fees.

The selling stockholders may sell these shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled "Plan of Distribution".

Number of Shares Outstanding

There were 24,276,321 shares of our common stock issued and outstanding as at November 30, 2003.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

The proceeds from the sale of our common stock which occurred on June 24, June 30 and August 19, 2003 will be used to expand our drilling program on our coal bed methane Soldier Creek project and will be used to acquire additional leases for the project.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the years ended December 31, 2002 and 2001, the audited pre-acquisition financial statements of our subsidiary for the year ended December 31, 2001 and the interim consolidated financial statements for the nine month period ended September 30, 2003 (together with the comparative 2002 pre-acquisition numbers for our subsidiary) including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis" beginning on page 32 of this prospectus. We acquired our subsidiary on September 17, 2002 pursuant to a share exchange agreement. As our new subsidiary is our predecessor business by virtue of the completed acquisition, financial information prior to the acquisition date below has been provided for each of our company and our subsidiary. Effective upon the acquisition of our subsidiary, we discontinued our previous operations. For the purposes of the information below, the pre-acquisition financial information of our subsidiary is denoted as "predecessor" while the post acquisition results of our company are denoted as "successor".

	For the year ended December 31, 2002(1)	For the year ended December 31, 2001(2)
Revenue	Nil	Nil
Net Loss for the Period	$428,554	$43,587
Loss Per Share - basic and diluted	$0.03	$0.004
	As at December 31, 2002(1)	As at December 31, 2001(2)
Working Capital (Deficiency)	($422,518)	($319,722)
Total Assets	$2,243,941	$1,252,173
Total Number of Issued Shares of Common Stock	19,582,429	11,332,429
Deficit	$482,145	$53,591
Total Stockholders' Equity	$1,495,208	$462,759

(1) Represents the results of operations and financial position of Heartland Oil and Gas Corp. (formerly Adriatic Holdings Ltd., the successor company).

(2) Represents the results of operations and financial position of Heartland Oil and Gas Inc., (the predecessor company).

	For the nine months ended September 30,  2003(1)	For the nine months ended September 30, 2002(2)
Revenue	Nil	Nil
Net Loss for the Period	$890,094	$156,076
Loss Per Share - basic and diluted	$0.04	$0.01
As at September 30, 2003(1)
Working Capital	$9,289,789
Total Assets	$12,495,112
Total Number of Issued Shares of Common Stock	24,268,321
Deficit	$1,372,239
Total Stockholders' Equity	$12,294,655

(1) Represents the results of operations and financial position of Heartland Oil and Gas Corp. (formerly Adriatic Holdings Ltd., the successor company).

(2) Represents the results of operations and financial position of Heartland Oil and Gas Inc., (the predecessor company).

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are all of the material risks that we are currently aware of that are facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO THIS OFFERING

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 24,276,321 shares of common stock issued and outstanding as of November 30, 2003. When this registration statement is declared effective, the selling stockholders may be reselling up to 5,199,255 shares of our common stock, only 3,357,531 of which are included in the number of our issued and outstanding common shares as of November 30, 2003, shown above. As a result of such registration statement, a substantial number of our shares of common stock may be issued and may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

To the extent any of the selling stockholders exercise any of their share purchase warrants, and then resell the shares of common stock issued to them upon such exercise, the price of our common stock may decrease due to the additional shares of common stock in the market.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Trading on the OTC Bulletin Board may be sporadic because it is not a stock exchange, and stockholders may have difficulty reselling their shares.

Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the company's operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like Amex. Accordingly, you may have difficulty reselling any of the shares you purchase from the selling stockholders.

RISKS RELATED TO OUR BUSINESS

We have had negative cash flows from operations and if we are not able to obtain further financing our business operations may fail.

To date we have had negative cash flows from operations and we have been dependent on sales of our equity securities and debt financing to meet our cash requirements. We incurred a loss of $428,554 for the year ended December 31, 2002 and $544,641 for the six months ended June 30, 2003. As of December 31, 2002, we had a working capital deficiency of $(422,518) and as at June 30, 2003 we had working capital of $1,988,269 as a result of recent financing activities. We do not expect positive cash flow from operations in the near term. During June, 2003, we received an aggregate of $1,700,000 gross proceeds from a private placement financing in which we sold units consisting of shares and share purchase warrants. In August we received further gross proceeds of $8,815,024 also from the sale of units consisting of shares and share purchase warrants. We have estimated that we will require approximately $10 million to carry out our business plan for the next 12 months. We anticipate that the funds we have raised in our recent financings will be sufficient to satisfy our cash requirements for the next 12 months. However, there is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

- the costs to acquire further acreage are more than we currently anticipate;

- drilling and completion costs for further wells increase beyond our expectations; or

- we encounter greater costs associated with general and administrative expenses or offering costs.

The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans.

We will depend almost exclusively on outside capital to pay for the continued exploration and development of our properties. Such outside capital may include the sale of additional stock and/or commercial borrowing. Capital may not continue to be available if necessary to meet these continuing development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

If we issue additional shares in the future this may result in dilution to our existing stockholders.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock. Our board of directors have the authority to issue additional shares up to the authorized capital stated in the certificate of incorporation. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders. As a result of such dilution, if you acquire shares from the selling shareholders, your proportionate ownership interest and voting power will be decreased accordingly. Further, any such issuance may result in a change of control of our corporation.

We have a history of losses and fluctuating operating results which raise substantial doubt about our ability to continue as a going concern.

Since inception through December 31, 2002, we have incurred aggregate losses of $482,145. Our loss from operations for the fiscal year ended December 31, 2002 was $428,909. There is no assurance that we will operate profitably or will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as the unpredictability of when customers will purchase our services, the size of customers' purchases, the demand for our services, and the level of competition and general economic conditions. If we cannot generate positive cash flows in the future, or raise sufficient financing to continue our normal operations, then we may be forced to scale down or even close our operations.

Until such time as we generate revenues, we expect an increase in development costs and operating costs. Consequently, we expect to incur operating losses and negative cash flow until our properties enter commercial production. These circumstances raise substantial doubt about our ability to continue as a going concern, as described in the explanatory paragraph to our independent auditors' report on the December 31, 2002 consolidated financial statements and the acquisition date financial statements of our subsidiary, which are included with this registration statement. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

We have no history of revenues from operations and have no significant tangible assets. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our company has a limited operating history and must be considered in the development stage. The success of the company is significantly dependent on a successful acquisition, drilling, completion and production program. Our company's operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

A majority of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

We do not currently maintain a permanent place of business within the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on our directors or officers, or enforce within the United States or Canada any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them. In addition, investors may not be able to commence an action in a Canadian court predicated upon the civil liability provisions of the securities laws of the United States. The foregoing risks also apply to those experts identified in this prospectus that are not residents of the United States.

Because of the early stage of development and the nature of our business, our securities are considered highly speculative.

Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development. We are engaged in the business of exploring and, if warranted, developing commercial reserves of oil and gas. Our properties are in the exploration stage only and are without known reserves of oil and gas. Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon locating and developing economic reserves of oil and gas, which itself is subject to numerous risk factors as set forth herein. Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to continue our business operations.

As our properties are in the exploration and development stage there can be no assurance that we will establish commercial discoveries on our properties.

Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few properties that are explored are ultimately developed into producing oil and/or gas wells. Our properties are in the exploration and development stage only and are without proven reserves of oil and gas. We may not establish commercial discoveries on any of our properties.

The potential profitability of oil and gas ventures depends upon factors beyond the control of our company

The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance.

Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. The marketability of oil and gas which may be acquired or discovered will be affected by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. These factors cannot be accurately predicted and the combination of these factors may result in our company not receiving an adequate return on invested capital.

Competition in the oil and gas industry is highly competitive and there is no assurance that we will be successful in acquiring the leases.

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. We cannot predict if the necessary funds can be raised or that any projected work will be completed. Our budget anticipates our acquisition of additional acreage in the Forest City basin. This acreage may not become available or if it is available for leasing, that we may not be successful in acquiring the leases. There are other competitors that have operations in the Forest City basin and the presence of these competitors could adversely affect our ability to acquire additional leases.

The marketability of natural resources will be affected by numerous factors beyond our control which may result in us not receiving an adequate return on invested capital to be profitable or viable.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which it may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

Exploration and production activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations.

In general, our exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

We believe that our operations comply, in all material respects, with all applicable environmental regulations.

Our operating partners maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities which may have an adverse effect on our financial position.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labour, and other risks are involved. We may become subject to liability for pollution or hazards against which it cannot adequately insure or which it may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 8 to 14, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

THE OFFERING

This prospectus relates to the resale by certain selling stockholders of Heartland Oil and Gas Corp. of up to 5,199,255 shares of our common stock in connection with the resale of:

- up to 602,836 shares of our common stock which were issued in June and July, 2003 in a private placement;

- up to 2,754,695 shares of our common stock which were issued on August 19, 2003 in a private placement;

- up to 1,678,766 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placements; and

- up to 162,958 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in partial payment of placement fees.

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus. We will receive proceeds of up to $6,921,964 upon exercise of all of the share purchase warrants (assuming all share purchase warrants are exercised prior to expiry) and these proceeds will be used for general working capital purposes.

The proceeds from the sale of our common stock which occurred on June 24, June 30 and August 19, 2003 will be used to expand our drilling program on our coal bed methane Soldier Creek project and will be used to acquire additional leases for the project.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued and the common stock issuable to them upon exercise of the share purchase warrants. Because the selling stockholders may offer all or only some portion of the 5,199,255 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of November 30, 2003, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder. None of the selling shareholders is a broker-dealer, or an affiliate of a broker-dealer to our knowledge, with the exception of C.K. Cooper and Company, Inc.
Name of Selling Stockholder and Position, Office or Material Relationship with Heartland	Common Shares owned by the Selling Stockholder (2)	Number of Shares Issuable Upon Exercise of all of the Share Purchase Warrants(2)	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
BayStar Capital II, L.P.(3)	265,958	132,979	398,937	Nil	Nil
North Sound Legacy Institutional Fund, LLC(4)	128,724	64,362	193,086	Nil	Nil
North Sound Legacy Fund(4)	11,436	5,718	17,154	Nil	Nil
North Sound Legacy International Ltd.(4)	125,798	62,899	188,697	Nil	Nil
Lou Schnur	17,730	8,865	26,595	Nil	Nil
HEM Properties(5)	35,462	17,731	53,193	Nil	Nil
Gary Brennglass	8,864	4,432	13,296	Nil	Nil
16
Future Petroleum Company, LLC(6)	8,864	4,432	13,296	Nil	Nil
Omicron Master Trust(7)	187,500	93,750	281,250	Nil	Nil
HEM Properties(5)	183,830	91,915	275,745	Nil	Nil
Gary Brennglass	45,956	22,978	68,934	Nil	Nil
Crescent International Ltd.(8)	180,000	90,000	270,000	Nil	Nil
OTAPE Investments LLC(9)	78,125	39,063	117,188	Nil	Nil
Donald E. Grahn Revocable Trust, DTD 2/26/88(10)	7,850	3,925	11,775	Nil	Nil
Gryphon Master Fund, LP(11)	234,375	117,188	351,563	Nil	Nil
Vertical Ventures Investments, LLC(12)	234,375	117,188	351,563	Nil	Nil
Stonestreet L.P.(13)	80,000	40,000	120,000	Nil	Nil
Gamma Opportunity Capital Partners, LLP(14)	78,125	39,063	117,188	Nil	Nil
Greenwich Growth Fund Limited(15)	31,250	15,625	46,875	Nil	Nil
Frey Living Trust(16)	16,426	8,213	24,639	Nil	Nil
Alpha Capital AG(17)	109,375	54,688	164,063	Nil	Nil
Hallerman Family Properties(18)	3,925	1,963	5,888	Nil	Nil
Franz J. Hallerman	3,925	1,963	5,888	Nil	Nil
Castle Creek Technology Partners LLC(19)	312,500	156,250	468,750	Nil	Nil
Jeffrey E. Grahn	10,000	5,000	15,000	Nil	Nil
Market Pathways(20)	1,563	781	2,344	Nil	Nil
North Sound Legacy Fund LLC(4)	22,146	11,073	33,219	Nil	Nil
North Sound Legacy Institutional Fund LLC(4)	223,932	111,966	335,898	Nil	Nil
North Sound Legacy International Ltd.(4)	246,080	123,040	369,120	Nil	Nil
SDS Merchant Fund, LP(21)	290,000	145,000	435,000	Nil	Nil
BayStar Capital II, L.P.(3)	150,000	75,000	225,000	Nil	Nil
Neal J. Fiore	15,625	7,813	23,438	Nil	Nil
17
Gentry T. Beach	3,125	1,562	4,687	Nil	Nil
William C. Martin	4,688	2,344	7,032	Nil	Nil
Highbrook Capital Corporation(22)	Nil	2,781	2,781	Nil	Nil
C.K. Cooper and Company, Inc.(23)(24)	Nil	160,177	25,223	Nil	Nil

(1) Assumes all of the shares of common stock offered are sold. Based on 24,276,321 common shares issued and outstanding on November 30, 2003.

(2) The number of shares of common stock listed as beneficially owned by such selling stockholder represents the number of shares of common stock currently owned and potentially issuable upon exercise of the share purchase warrants, as applicable. The warrants are exercisable until June 24, or June 30, 2006 at an exercise price of $3.38 per share, or August 19, 2006 at an exercise price of $3.84 per share.

(3) Baystar Capital Management, LLC, the general partner of Baystar Capital II, LLP, exercises dispositive and voting power with respect to the shares of common stock that Baystar Capital II, LLP. owns and that it will acquire upon exercise of the share purchase warrants, if exercised. Mr. Steven Derby, Mr. Lawrence Goldfarb and Mr. Steven Lamar are the managing members of Baystar Capital Management, LLC.

(4) North Sound Capital LLC, Investment Advisor for North Sound Legacy Fund LLC, North Sound Legacy Institutional Fund LLC, and North Sound Legacy International Ltd., exercises dispositive and voting power with respect to the shares of common stock that North Sound Legacy Fund LLC, North Sound Legacy Institutional Fund LLC, and North Sound Legacy International Ltd. own and that they will acquire upon exercise of the share purchase warrants, if exercised. Mr. Thomas McAuley is the sole managing member of North Sound Capital LLC.

(5) Howard Einburg exercises dispositive and voting power with respect to the shares of common stock that HEM Properties owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(6) Carl Price, the managing member of Future Petroleum LLC, exercises dispositive and voting power with respect to the shares of common stock that Future Petroleum LLC owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(7) Omicron Capital, the general partner of Omicron Master Trust, exercises dispositive and voting power with respect to the shares of common stock that Omicron Master Trust owns and that it will acquire upon exercise of the share purchase warrants, if exercised. Bruce Bernstein is the managing member of Omicron Capital.

(8) Mel Craw and Maxi Breezi exercise dispositive and voting power with respect to the shares of common stock that Crescent International Ltd. owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(9) Ira Leventhal exercises dispositive and voting power with respect to the shares of common stock that Otape Investments LLC owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(10) Donald E. Grahn, the trustee of the Donald E. Grahn Revocable Trust, exercises dispositive and voting power with respect to the shares of common stock that Donald E. Grahn Revocable Trust owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(11) Gryphon Partners, the general partner of Gryphon Master Fund LP, exercises dispositive and voting power with respect to the shares of common stock that Gryphon Master Fund LP owns and that it will acquire upon exercise of the share purchase warrants, if exercised. E.B. Lyon IV is the managing member of Gryphon Partners

(12) Joshua Silverman exercises dispositive and voting power with respect to the shares of common stock that Verticle Ventures Investments, LLC owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(13) Elizabeth Leonard and Michael Finkelstein exercise dispositive and voting power with respect to the shares of common stock that Stonestreet L.P. owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(14) Chris Rossman and Jonathan Knight exercise dispositive and voting power with respect to the shares of common stock that Gama Opportunity Capital Partners, LLP owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(15) Jonathan Walk, Don Dunstan and Evan Schemenauer exercise dispositive and voting power with respect to the shares of common stock that Greenwich Growth Fund owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(16) Philip Frey exercises dispositive and voting power with respect to the shares of common stock that Frey Living Trust. owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(17) Konrad Praddafant Liechtenstein exercises dispositive and voting powers with respect to shares of common stock that Alpha Capital AG currently owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(18) Franz J. Hallerman exercises dispositive and voting power with respect to the shares of common stock that Hillerman Family Properties owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(19) Castle Creek Partners exercises dispositive and voting power with respect to the shares of common stock that Castle Creek Technology Partners LLC owns and that it will acquire upon the exercise of the share purchase warrants, if exercised. Daniel Asher is the managing partner of Castle Creek Partners.

(20) Shanon Squyers exercises dispositive and voting power with respect to the shares of common stock that Market Pathways owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(21) SDS Capital Partners, LLC, the general partner of SDS Merchant Fund, L.P., exercises dispositive and voting power with respect to the shares of common stock that SDS Merchant Fund, L.P. owns and that it will acquire upon exercise of the share purchase warrants, if exercised. Mr. Steven Derby is the sole member of SDS Capital Partners, LLC.

(22) The number of shares of common stock listed as beneficially owned by Highbrook Capital Corporation represents the number of shares of common stock potentially issuable upon exercise of the share purchase warrants. The warrants were issued in payment of a placement fee. The warrants are exercisable August 19, 2006 at an exercise price of $3.84 per share. Arthur Davis exercises dispositive and voting power with respect to the shares of common stock that Highbrook Capital Corporation will acquire on exercise of the share purchase warrants, if exercised.

(23) The number of shares of common stock listed as beneficially owned by C.K. Cooper and Company, Inc. represents the number of shares of common stock potentially issuable upon exercise of the share purchase warrants. The warrants were issued in partial payment of a placement fee. 25,223 of the warrants are exercisable until June 30, 2006 at an exercise price of $3.38 per share and 134,954 of the warrants are exercisable until August 19, 2006 at an exercise price of $3.84 per share.

(24) C.K. Cooper and Company, Inc. is a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (currently the National Association of Securities Dealers OTC Bulletin Board in the United States, in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the applicable exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions;

(f) market sales (both long and short to the extent permitted under the federal securities laws);

(g) at the market to or through market makers or into an existing market for the shares;

(h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling stockholders of its share purchase warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling stockholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

PRIVATE PLACEMENTS

June 2003 Private Placement

On June 24 and June 30, 2003, we sold to eight accredited investors (the selling stockholders), an aggregate of 602,836 of our shares of our common stock and share purchase warrants to acquire an additional 301,418 shares of our common stock in a private placement relying on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D and/or Section 4(2) of the Securities Act.

The private placement closed in two tranches. The first tranche of $1,500,000 closed on June 24, 2003 and involved the issuance of 531,916 shares of our common stock and share purchase warrants to acquire an additional 269,958 shares of our common stock. The share purchase warrants have an exercise price of $3.38 and expire on June 24, 2006.

The second tranche of $200,000 closed in early July, 2003 and involved the issuance of 70,920 shares of our common stock and share purchase warrants to acquire an additional 35,460 shares of our common stock. The share purchase warrants also have an exercise price of $3.38 and expire on June 30, 2006.

In connection with the June private placement, we paid a placement fee of seven percent (7%) of the aggregate gross proceeds to C.K. Cooper and Company Inc. We paid $8,500 to C.K. Cooper to reimburse them for their legal costs and related expenses. In addition, on July 22, 2003 we paid Sedona Capital Corp. a finder's fee of $27,280.

Pursuant to the terms of the June private placement, we agreed to file this registration statement on or before August 29, 2003 for the purpose of registering for resale the shares issued on June 24 and June 30, 2003, and those shares of our common stock that will be issued upon exercise of the share purchase warrants. After filing this registration statement, we are required to use our best efforts to cause this registration statement to become effective by October 30, 2003.

In the event that we fail to have this registration statement declared effective by October 30, 2003, which is deemed to be a registration default) then we will pay liquidated damages to the selling stockholders. For the period beginning from and including the date of the registration default to but excluding the date on which the registration default is cured, these liquidated damages will accrue at a rate per month equal to one percent (1%) of the purchase price paid by the selling shareholders, payable in units consisting of shares of common stock and share purchase warrants.

August 2003 Private Placement

On August 19, 2003, we sold to 26 accredited investors (the selling stockholders), an aggregate of $8,815,024 of our shares of our common stock and share purchase warrants to acquire additional shares of our common stock in a private placement relying on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D and/or Section 4(2) of the Securities Act. The private placement involved the issuance of 2,754,695 shares of our common stock and share purchase warrants to acquire an additional 1,377,348 shares of our common stock. The share purchase warrants have an exercise price of $3.84 and expire on August 19, 2006.

In connection with the August private placement, we paid a placement fee of seven and one-half percent (7.5%) of the aggregate gross proceeds to C.K. Cooper and Company Inc. In addition, pursuant to the terms of a further Managing Dealers Agreement with C.K. Cooper, dated July 29, 2003, we paid $11,000 to C.K. Cooper to reimburse them for their legal costs and related expenses.

Pursuant to the terms of the August private placement, we agreed to file this registration statement on or before October 27, 2003 for the purpose of registering for resale the shares issued on August 19, 2003, and those shares of our common stock that will be issued upon exercise of the share purchase warrants. After filing this registration statement, we are required to use our best efforts to cause this registration statement to become effective by December 24, 2003.

In the event that we fail to have this registration statement declared effective by December 24, 2003, which is deemed to be a registration default) then we will pay liquidated damages to the selling stockholders. For the period beginning from and including the date of the registration default to but excluding the date on which the registration default is cured, these liquidated damages will accrue at a rate per month equal to one percent (1%) of the purchase price paid by the selling shareholders, payable in units consisting of shares of common stock and share purchase warrants and/or cash.

Preferred Share Private Placement

On August 22, 2003 we entered into an agreement in principal for the issuance and sale of 995,305 units at a purchase price of $3.20 per unit for total aggregate proceeds of $3,184,976. Each unit is to be comprised of one share of Series A Preferred convertible shares and one stock purchase warrant to purchase one-half of one share of common stock for the additional consideration of $3.84 per share for a period of three years. Each preferred share is to be convertible into one common share for no additional consideration. The closing of the preferred share offering is subject to the entering into of definitive agreements and the amendment of our authorized capital to create the class of preferred shares, which requires shareholder approval. The offering has not been completed as at the date of this prospectus. The preferred shares will not bear interest.

In connection with the preferred share private placement, we have agreed to pay a placement fee of seven and one-half percent (7.5%) of the aggregate gross proceeds to C.K. Cooper and Company Inc. In addition, we have agreed to issue warrants to C.K. Cooper to acquire shares of common stock equal to five percent (5%) of the proceeds of the preferred share private placement at the exercise price of $3.84 per share.

Pursuant to the proposed terms of the preferred share private placement, we agreed to file a registration statement for the purpose of registering for resale the shares of our common stock that will be issued upon conversion of the preferred shares or upon exercise of the share purchase warrants that are to be issued in conjunction with the preferred shares.

Warrants Issued to C.K. Cooper and Company, Inc. and Highbrook Capital Corporation

On June 30, 2003, we issued to C.K. Cooper and Company, Inc., a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, a warrant to purchase up to 25,223 shares of our common stock, exercisable at any time during the three year period ending on June 30, 2006 at an exercise price of $3.38 per share. On August 19, 2003 we issued C.K. Cooper a warrant to purchase a further 134,954 shares, exercisable to August 19, 2006, at an exercise price of $3.84 per share. We issued these warrants pursuant to Rule 506 of Regulation D under the Securities Act of 1933, in partial payment of placement fees in connection with the sale of our common stock and share purchase warrants to the other selling stockholders. The share purchase warrants were issued to C.K. Cooper and Company, Inc. pursuant to a Managing Dealers Agreement that we entered into on June 19, 2003.

On August 19, 2003 we issued to Highbrook Capital Corporation a warrant to purchase 2,781 shares of our common stock, exercisable to August 19, 2006, at an exercise price of $3.84 per share. We issued these warrants pursuant to Regulation S promulgated under the Securities Act of 1933, in payment of placement fees in connection with the sale of our common stock and share purchase warrants to the other selling stockholders.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. The officers of our company are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Our directors, executive officers and other significant employees, their ages, positions held and duration each person has held that position, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Richard Coglon	President and Director	43	September 18, 2002
Robert Knight	Chief Financial Officer, Secretary and Director	46	September 1, 1998
Donald Sharpe	Director	46	September 18, 2002
Randall Buchamer	Director	46	October 24, 2002
Michael Bodino	Director	34	October 16, 2003

Business Experience

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

Richard Coglon - President and Director

Mr. Coglon has been the President and a director of our company since September 18, 2002. He has also been the President, Secretary-Treasurer and a director of our subsidiary, Heartland Oil and Gas Inc. since August 11, 2000. Mr. Coglon graduated from the University of Alberta in 1982 with a Bachelor of Commerce. In 1983 he then attended the University of Victoria and received his Bachelor of Laws degree in 1986. Mr. Coglon was called to the Bar in British Columbia, Canada in 1987 and began his specialty in the areas of corporate finance and securities law. On January 1, 2003 Mr. Coglon ceased the active practice of law to concentrate on the business of Heartland and his other business ventures.

In 1995 Mr. Coglon co-founded Velvet Exploration Ltd., as a start-up oil exploration and production company. Velvet was eventually listed on the Toronto Stock Exchange and ultimately sold in August of 2001 in a "friendly takeover transaction" with El Paso Energy for approximately $450 Million. Mr. Coglon also serves as a director of Bradner Ventures Ltd. a NASD (OTCBB) company.

Robert Knight - Chief Financial Officer, Secretary, Treasurer and Director

Mr. Knight has served as the Secretary-Treasurer and a director of our company since July 1998. Mr. Knight served as President of our company from 1998 until September 2002. Mr. Knight has served as a director of Invisa Inc. since September 1998 and as the President and Secretary-Treasurer from September 1998 to January 2000. Mr. Knight serves as President, Secretary-Treasurer and director of Retinapharma International Inc., a position he has held since March 14, 2000. From September 1, 1998 to June 12, 1999 he served as President, Secretary-Treasurer and director of Silverwing Systems Corporation. From September 1, 1998 Mr. Knight served as President and director of Centaur BioResearch, Inc. From June 24, 1997 to February 1, 1999, he was the President and director of ANM Holdings Corporation. Additionally, Mr. Knight has served as a director of FlashPoint International, Inc. since October 2001. Mr. Knight has 20 years of experience in the public company arena and corporate finance. In all of these positions, Mr. Knight had the responsibility to manage all of the affairs of each of these companies; to ensure the operation of the business, interact with legal counsel and auditors, and the preparation of all documents to be filed with any regulatory bodies.

Mr. Knight completed a Masters in Business Administration, December 31, 1998 from Herriot-Watt University.

Donald Sharpe - Director

Mr. Sharpe has been a director of our company since September 18, 2002. Mr. Sharpe graduated from the University of British Columbia with a Bachelor of Science degree in Geophysics in 1981 and joined Suncor Inc. in August of that year. From 1981 to 1987 Mr. Sharpe trained and worked as an exploration geophysicist, gaining experience in all parts of the exploration and development cycle throughout the Western Canadian Sedimentary Basin.

In 1987, Mr. Sharpe moved into the then new field of gas marketing where he was responsible for the direct marketing of Suncor's gas to industrial, commercial and utility customers in the United States and Eastern Canada. In this position, Mr. Sharpe negotiated and completed gas contracts with some of North America's biggest industrial customers. The position required negotiating skills, an understanding of the North American pipeline infrastructure, and an appreciation for the dynamics of natural gas supply and demand. Mr. Sharpe continued his formal education and received a Certificate in Business Management from the University of Calgary in 1989.

In 1990, Mr. Sharpe returned to exploration at Suncor in the position of group leader for British Columbia exploration. In this position, Mr. Sharpe managed a team of professionals in land, geology and geophysics and was responsible for the planning, budgeting and execution of the team's exploration program. Mr. Sharpe continued his education and graduated from the Banff School of Advanced Management in 1991.

In 1994, Mr. Sharpe left Suncor and returned to Vancouver to found and run a number of public companies. Operating under the umbrella of D. Sharpe Management Inc., Mr. Sharpe has consulted to, managed and served as a director of a number of start-up oil and gas companies including Patriot Petroleum Corp. and Gemini Energy Inc., Velvet Exploration Inc., Netco Energy Inc. and Nation Energy Ltd.

Mr. Sharpe is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta and the Canadian Society of Exploration Geophysicists.

Michael Bodino - Director

Mr. Bodino has been a director of our company since October 16, 2002. Mr. Bodino is currently a senior vice president and senior exploration and production research analyst with Sterne, Agee & Leach Inc. of New Orleans, Louisianna. In this capacity Mr. Bodino is responsible for developing and implementing corporate development strategies including mergers, acquisitions, and other financial advisory services; developing investment banking opportunities within the energy sector; and research. From 1993 to 1999 Mr. Bodino had served as a research analyst for San Jacinto Securities, Inc., of Dallas, Texas. From 1999 to 2003 Mr. Bodino was a director of Energy Investment Banking for Hibernia Southeast Capital Inc. of New Orleans, Louisiana.

Mr. Bodino holds an MBA in finance from Texas Christian University and a B.S., Bachelor of Science in Economics from Louisiana State University in Shreveport. Mr. Bodino is a member of the William Conner Foundation, a member of the National Association of Petroleum Investment Analysts (NAPIA).

Randall Buchamer - Director

Mr. Buchamer has been a director of our company since October 24, 2002. Mr. Buchamer has been the Chief Executive Officer of Voice Mobility Inc., a unified communications company, since August 21, 2001 and was the Chairman of Voice Mobility Inc. until January, 2003. Mr. Buchamer was a self-employed business consultant from April 2000 to August 2001. Mr. Buchamer has been a director of User Friendly Media from September 2000. From March 1999 to April 2000 Mr. Buchamer was the Managing Director, Operations of The Jim Pattison Group and was responsible for supporting the operations of the companies owned by The Jim Pattison Group. Prior to joining The Jim Pattison Group, Mr. Buchamer was the Vice-President and Chief Operating Officer for Mohawk Oil from March 1988 to March 1999.

Mr. Buchamer holds an Executive Management Development Degree (Condensed EMBA) from Simon Fraser University and attended the University of Illinois, Chicago taking Business Administration (Marketing and Finance).

Messrs. Coglon and Sharpe are significant employees and the loss of either of these employees would have an adverse impact on our future developments and could impair our ability to succeed.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 30, 2003, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Richard L. Coglon 5548 Parthenon Place West Vancouver, BC Canada V7W 2V7	850,000 (2)(3)	3.50%
Donald Sharpe Suite 1320, 925 West Georgia Street Vancouver, BC, Canada V6C 1G8	525,000(4)	2.16%
Robert Knight 114 W. Magnolia Street, Suite 446 Bellingham, WA 98225	125,000 (5)	*
Randall Buchamer Suite 1500, 885 West Georgia Street Vancouver, BC V6C 3E8	54,500 (6)	*
Michael Bodino Suite 1500, 885 West Georgia Street Vancouver, BC V6C 3E8	50,000 (7)	*
Directors and Executive Officers as a Group	1,604,500	6.61%

*Less than 1%.

(1) Based on 4,276,321 shares of common stock issued and outstanding as of November 30, 2003. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2) Includes options to acquire an aggregate of 500,000 shares of common stock, exercisable within sixty days.

(3) The 350,000 shares of common stock held by Richard Coglon are the subject of a divorce judgement whereby Mr. Coglon's ex-wife is entitled to claim one-half ownership. This judgement is under appeal.

(4) Includes options to acquire an aggregate of 175,000 shares of common stock, exercisable within sixty days.

(5) 50,000 of these shares of common stock are held by Knight Financial Ltd., a company wholly-owned by Robert Knight. Also includes options to acquire an aggregate of 75,000 shares of common stock exercisable within sixty days.

(6) Includes options to acquire an aggregate of 50,000 shares of common stock exercisable within sixty days.

(7) Includes options to acquire an aggregate of 50,000 shares of common stock exercisable within sixty days.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 common shares with a par value of $0.001. As at November 30, 2003 we had 24,276,321 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On September 17, 2002, we acquired our subsidiary, a company previously audited by Davidson & Company. In connection with such transaction, which was reported in our current report on Form 8-K filed October 2, 2002, we consulted Davidson & Company for the purpose of understanding certain predecessor financial statement and pro forma requirements in connection with the acquisition. There were no written or oral consultations between us and Davidson & Company regarding either the specific application of accounting principles or the type of audit opinion that might be rendered on our financial statements. We did not consult Davidson & Company on any such issues.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The consolidated financial statements of Heartland Oil and Gas Corp. (formerly Adriatic Holdings Ltd., the successor company) included in this registration statement have been audited by Spicer, Jeffries & Co., independent public accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Production Enhancement & Reservoir Management, LLC has consented to the reference included in this registration statement of its Injection Falloff Test Results reports dated August 2001.

DISCLOSURE OF SEC POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Nevada General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under the Nevada General Corporation Law, and indemnification for such a person may be greater or different from that provided in the bylaws.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF PROPERTY

Our executive and head offices are located at Suite 1500 - 885 West Georgia Street, Vancouver, British Columbia, V6C 3E8. The offices are approximately 1,800 square feet in size and are leased on an annual basis, expiring January 1, 2004, at an annual rent of approximately CDN$60,000. We also have offices located at 114 W. Magnolia Street, Suite 446, Bellingham, Washington USA 98225. Our Secretary/Treasurer provides this space to us at a deemed cost, for accounting purposes, of $1,666 per year. The office space aggregates approximately 1,000 square feet and is a one year lease renewable in March 2004. Our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

Our Soldier Creek project currently encompasses approximately 211,000 acres of prospective frontier coal bed methane lands located in the Forest City Basin of northeast Kansas. As at the date hereof we had a total of 211,000 acres of undeveloped land under lease, of which 186,000 acres were concentrated in Nemaha County, Brown County and the northern part of Jackson County, Kansas.

We had no productive wells as at the date hereof and no developed acreage. In September and October of 2001, Heartland Oil and Gas Inc. drilled three coal bed methane stratigraphic/exploration wells on its property. All three wells have been cased pending completion. In July 2003 we drilled four more coal bed methane stratigraphic/exploration wells on our property. These four additional wells have been cased and are awaiting results from testing. "Cased" means that metal casing has been cemented in place in the well to protect the well from fluids, pressures and/or wellbore stability problems in the wells, in anticipation of testing and/or production.

DESCRIPTION OF BUSINESS

Business Development During Last Three Years

General Overview

We are an exploration stage oil and gas company engaged in the exploration for and development of Coal Bed Methane in the "Soldier Creek Prospect" located in the Forest City Basin of northeast Kansas. Our "Soldier Creek" project encompasses approximately 211,000 acres of prospective frontier coal bed methane lands. Our subsidiary, Heartland Oil and Gas Inc., holds the interests in the leases and operates the project.

Corporate History

Our company, Heartland Oil and Gas Corp., was incorporated in the State of Nevada on July 9, 1998, under the name Adriatic Holdings Ltd.

On September 17, 2002 we acquired all of the issued and outstanding stock of Heartland Oil and Gas Inc., a private Nevada Corporation, from its stockholders in exchange for 12,212,429 shares of our common stock. As a result, the former stockholders of Heartland Oil and Gas Inc. own a majority of our outstanding stock. Therefore, for accounting purposes, Heartland Oil and Gas Inc. was deemed to have acquired Adriatic Holdings Ltd. Heartland Oil and Gas Inc. survives as our wholly-owned subsidiary. Heartland Oil and Gas Inc. is an oil and gas exploration company that has interests in leases covering approximately 211,000 acres in central Kansas where 7 test wells have been drilled. We have a 100% working interest in all of these leases. Our net revenue interest in these leases is 84.5%, so as a result our net acreage is approximately 178,295 acres. Our "working interest" consists of our share of gross production, revenues, burdens, field operating costs and gathering and processing fees before deduction of royalties. Our "net revenue interest" means our working interest less the royalties that are payable.

As part of the share exchange we changed our name, effective November 4, 2002, to "Heartland Oil and Gas Corp.", and increased the authorized common stock of our company from 25,000,000 to 100,000,000 with a par value of $0.001 per share.

We have not been involved in any bankruptcy, receivership or similar proceeding.

Our Current Business

On April 10, 2002 we entered into a letter of intent to acquire all of the shares of Heartland Oil and Gas Inc., a private Nevada corporation. On July 31, 2002 we entered into a formal Share Exchange Agreement with Heartland Oil and Gas Inc. and its shareholders. On September 17, 2002 we acquired all of the issued and outstanding stock of Heartland Oil and Gas Inc. from its stockholders in exchange for 12,212,429 shares of our common stock. As a result, the former stockholders of Heartland Oil and Gas Inc. own a majority of our outstanding stock. Therefore, for accounting purposes, Heartland Oil and Gas Inc. was deemed to have acquired Adriatic Holdings Ltd. Heartland Oil and Gas Inc. survives as our wholly-owned subsidiary.

We are an exploration stage oil and gas company engaged in the exploration for and development of Coal Bed Methane in the "Soldier Creek Prospect" located in the Forest City Basin of northeast Kansas. Pursuant to several Oil and Gas Leases entered into with various parties, our "Soldier Creek" project encompasses approximately 211,000 acres of prospective frontier coal bed methane lands. Heartland Oil and Gas Inc. holds the interests in the leases for the lands and operates the project. The expiration dates for the leases range from dates in 2004 through 2007. Certain of the leases may be extended upon the exercise of options on the leases. For the years ending December 31, 2003, 2004 and 2005 we will be required to pay approximately $19,000 per year on the current leases.

Heartland Oil and Gas Inc. signed a letter agreement dated August 25, 2000 with Topeka-Atchinson Gas & Illuminating LLC, whereby Heartland Oil and Gas Inc. engaged Topeka-Atchinson Gas & Illuminating LLC to identify three exploration areas within the Forest City Basin and to provide a detailed budget for the anticipated cost of a one-well exploration program for each exploration area and a four-well pilot program. In consideration Heartland Oil and Gas Inc. advanced a non-refundable deposit of $20,000 to Topeka-Atchinson Gas & Illuminating LLC. The letter agreement provided for:

- within 60 days of receipt of the deposit, Heartland Oil and Gas Inc. was to advise of its intention to proceed with the exploration program;

- if Heartland Oil and Gas Inc. elected to proceed with the exploration program, then within 60 days from the date of the start of the last desorption test from coal, Heartland Oil and Gas Inc. could elect to proceed further with an initial 3-well exploration program; and

- within 60 days from the completion of drilling in the three exploration areas, Heartland Oil and Gas Inc. has the election to proceed with a pilot program or to drill a further test well in an additional exploration area.

Topeka-Atchinson Gas & Illuminating LLC is entitled to receive a 3% gross over-riding royalty, on an 8/8th basis, on all oil and gas leases acquired by Heartland Oil and Gas Inc. within certain areas in the Forest City Basin.

The Soldier Creek area was chosen when a privately funded, proprietary analysis of historical drilling logs from previous drilling of deeper hydrocarbon targets revealed the existence of significant coal beds to the North and West of where coal bed methane production was currently being successfully developed. This analysis also indicated that the coal bed thickness at Soldier Creek was more than four times greater than the coal beds being exploited nearby. The logs used to map the thickness of these coal beds are not capable of indicating the productivity from the coal beds. Further adding to the area's potential, was its proximity to a ready market and gas pipelines.

We commenced our exploration program consisting of three wells including our Engelke 16-18 well. The Engelke well was drilled by Heartland Oil and Gas Inc. in the fall of 2001 and encountered 57 feet of coal. Two of the three wells were logged and tested for permeability and all three were cased as potential coal bed producers. To test for permeability, we hired Production Enhancement & Reservoir Management, LLC to conduct injection falloff tests on selected coal seam intervals in the two wells. At the Engelke 16-18 well two separate injection falloff tests were conducted. The first test consisted of three seams near the bottom of the well; a 3 foot thick seam at 2,378 feet, a 2 foot seam at 2,406 feet, and a 3 foot seam at 2,429 feet. The second test targeted a single coal seam 4 feet thick at 1,832 feet. In each test the coal seam was perforated and fresh water was injected at high pressure and the pressure was then allowed to falloff. A pressure modeling program was then used to estimate the coal seam permeability to water. This resulted in an estimated permeability of 12.68 millidarcies (md) for the lower coals and 22.5 md for the upper coal.

At the Trout 10-2 well, two falloff tests were conducted. In the first test, 3 coal seams near the bottom of the well were tested; a 3 foot seam at 1,491 feet, a 2 foot seam at 1,500 feet and a 3 foot seam at 1,510 feet. The coal seam permeability to water was estimated at 40.14 md. It was noted that the permeability in this well could be as high as 105.3 md. In the second test, a single coal seam 3 foot thick at 1,039 feet was tested and permeability was found to be 0.187 md.

No flow tests were conducted as part of the injection falloff testing. The report provided by the contractor concluded that the coal seams in these wells will require hydraulic fracturing for commercial coalbed methane development.

During September and October 2001 Heartland Oil and Gas Inc. drilled the three test wells to test the relative coal thickness, permeability, porosity and gas content. Coal thickness and porosity are estimated from well logs and permeability is estimated through injection fall off tests. Gas content is estimated through desorption and adsorption tests on coal cores. In order to conduct a desorption test, coal core samples are saved in airtight canisters at the well site, are opened in the lab and the amount of gas that may be recovered from the coal at various pressures is measured. These tests are done using a constant temperature as close to reservoir temperature as possible. An estimate must also be made for the amount of gas lost before the coal samples were put into the canisters prior to testing.

Adsorption tests measure the ultimate amount of gas the coal can hold. These tests measure the amount of gas that the coal can hold by injecting gas into the coal at increasing pressures. These tests are also run at reservoir temperature. The adsorption test typically shows a higher gas content than that measured in the desorption test, suggesting that the coals are somewhat under saturated with gas compared to the maximum amount of gas they could hold. If so, the pressure must be lowered to that corresponding to the gas content from the desorption test, which is typically done by producing water from the coal. Most coal bed methane wells need some dewatering in order to produce as gas.

The coal thickness, permeability, porosity and gas content data from the various wells drilled was sent to  an independent laboratory for input into a coalgas simulator program. Following this testing, we commenced a land acquisition program, designed to estimate the amount of coal bed methane and water that may be recoverable from the wells. Following this testimony we commenced a land acquisition program with the objective of acquiring enough acreage to develop several thousand coal bed methane wells. As of November 30, 2003, our subsidiary has interests in lease agreements covering approximately 211,000 acres covering the coal bed methane fairway. This acreage is held under leases which have terms of between 3 and 5 years.

In July, 2003 we undertook the drilling of a four well pilot program surrounding the Engelke 16-18 well, the westernmost of our three initial test wells. The four further wells have been drilled, logged and cased.

With the results from our economic modeling, we decided to begin aggressively acquiring acreage, concentrating on the North Engelke area, which mapping shows to be the thickest part of the basin. Coal thicknesses here are up to 4 times thicker than in the Cherokee basin to the south, where there are active coal bed methane operations. Many of the coals in the Cherokee basin are present at Engelke, but Engelke also has many more coal seams. Of our existing 211,000 acres under lease, approximately 186,000 are in the Engelke area. We have a 100% working interest in all of these leases. The net revenue interest of these leases if 84.5%, so our net acreage is approximately 157,170 acres in the Engelke area.

In October, 2003 we purchased an existing wellbore in the Engelke area and converted it to a water disposal well by removing the existing tubing in the well and then perforating a deeper formation. In November, 2003 we completed the five wells in the Engelke pilot program. We selected various coal seams in the Lower Cherokee section, in the lower part of the coal sequence, for the first completions. Eight seams, totalling approximately 16 feet of coal, were perforated, acidized and hydraulically fractured. Down-hole pumps were installed in each well and initial dewatering of the wells began in late November, 2003. As of December 8, 2003 all 5 wells were continuing to pump water at a rate of about 130 barrels of water per day with no gas production.

In deciding to expand our Soldier Creek Prospect, we considered the following factors:

- Major gas lines exist (El Paso owned ANR Pipeline Co. runs directly through our gas leases) and many have available capacity translating to access to markets.

- The Forest City area's flat, sparsely populated marginal ranch or farmland makes transportation and access less expensive, minimizing surface access costs.

- Known gas coals that are already established from conventional drilling, thereby reducing exploration and development risk. Our mapping of the existing wells in this area shows the presence of a number of coals in the shallow part of the basin. Drilling records, when available, often show gas as these coals are penetrated.

- The abundance of depleted wells simplifies and reduces cost of water disposal from dewatering coals, as wastewater is re-injected into depleted wells.

- As full-scale development is implemented, drilling, completing, and operating costs are anticipated to drop, further enhancing the project's economics.

-The area also contains a number of black shales, which are not included in the reserve and economic calculations but which may add to the amount of recoverable gas.

The Coal Bed Methane Industry

During the past decade coal bed methane has emerged as a viable source of natural gas compared to the late 1980s when there was no significant production outside of the still dominant San Juan Basin, in northwestern New Mexico, and the Black Warrior Basin in Alabama and Mississippi. As noted in USGS Fact Sheet FS-123-00 of October 2000, coal bed methane production accounted for 7% of US natural gas production or approximately 3.6 billion cubic feet (Bcf) of gas per day or an annual 1.35 trillion cubic feet (Tcf) of gas from over 14,000 producing wells.

We believe the success of coal bed methane developments has been largely the result of improved drilling and completion techniques, better hydraulic fracture designs and significant cost reductions as a result of highly dependable gas content and coal bed methane reservoir performance analysis. Also aiding this sector's growth is the apparent shortage of quality domestic conventional exploration and development projects. In comparison, according to USGS Fact Sheet FS-123-00 of October 2000, total "unconventional" coal bed methane resource across America's 25 basins (lower US) is estimated to be roughly 700 trillion cubic feet (Tcf) of which 14% or 100 Tcf is considered technically recoverable with existing technology. Technically recoverable gas volumes do not necessarily qualify as proved reserves and we do not have any proved coal bed methane reserves at this time. We also believe that propelling the coal bed methane production growth is its relatively low finding and development costs. Coal bed methane fields are often found where deeper conventional oil and gas reservoirs have already been developed, therefore, considerable exploration-cost-reducing geologic information is often readily available. This available geological information, combined with coal bed methane reservoirs' comparatively shallow locations, reduces finding and developing costs.

Coal Bed Methane

Natural gas normally consists of 80% or more methane with the balance comprising such hydrocarbons as butane, ethane and propane. In some cases it may contain minute quantities of highly poisonous hydrogen sulfide, referred to as "sour gas". Coal bed methane is, generally, a sweet gas consisting of 95% methane and thus is normally of pipeline quality. Coal bed methane is considered an unconventional natural gas resource because it does not rely on 'conventional' trapping mechanisms, such as a fault or anticline, or stratigraphic traps. Instead coal bed methane is "adsorbed" or attached to the molecular structure of the coals - an efficient storage mechanism as coal bed methane coals can contain as much as seven times the amount of gas typically stored in a conventional natural gas reservoir such as sandstone or shale. The adsorbed coal bed methane is kept in place as a result of a pressure equilibrium often from the presence of water. Thus the production of coal bed methane in many cases requires the dewatering of the coals to be exploited. This process usually requires the drilling of adjacent wells and from 6 to 36 months to complete. Coal bed methane production typically has a low rate of production decline and an economic life typically from 10 to 20 years.

The principal sources of coal bed methane are either biogenic, producing a dry gas which is generated from bacteria in organic matter, typically at depths less than 1000 feet, or thermogenic, which is a deeper wet gas, formed when organic matter is broken down by temperature and pressure.

The three main factors that determine whether or not gas can be economically recovered from coal beds are: the gas content of the coals; the permeability or flow characteristics of the coals; and, the thickness of the coal beds. Gas content is measured in terms of standard cubic feet (Scf) per ton and varies widely from 430 Scf per ton in the deep (2,000 to 3,500 feet) San Juan, New Mexico thermogenic coals, and only 60 Scf per ton for the shallow (300 to 700 feet deep) Powder River, Wyoming biogenic coals. The San Juan coals are considered to have the industry's highest permeability. Relatively high permeability, which can affect the ability of gas to easily travel to the borehole, is an important factor for the success of a coal bed methane well, but is not absolutely required. The thickness of coal beds from which coal bed methane is economically being produced varies from as little as a few feet in some areas of the gas rich (300 Scf) Raton Basin to as much as 75 net feet of coal bed thickness at the relatively gas poor Powder River.

Competitors

The three largest coal bed methane producers in America's lower 48 states are BP Amoco, Burlington Resources and Phillips Petroleum, all producing most of their production from the now-in-decline San Juan basin. Though it ranks fourth in terms of natural gas production, the leading coal bed methane participant in terms of growth and technology is, in our view, Devon Energy. Devon is aggressively expanding coal bed methane production in the Powder River Basin located in Wyoming and Montana and Raton Basin located in Colorado and has coal bed methane production in the San Juan Basin located in New Mexico and Wind River Basin located in Wyoming. Devon is also developing the coal bed methane potential of southeastern Kansas where it has amassed over 400,000 acres. Its project is centered in Cherokee Basin, that is the southern end of the coal bed methane fairway.

Other companies are also active in the coal bed methane fairway, including Anadarko Petroleum Corporation, JM Huber Corporation, Evergreen Resources, Inc. and Whiting Petroleum.

Governmental Regulations

Our oil and gas operations are subject to various United States federal, state and local governmental regulations. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. The production, handling, storage, transportation and disposal of oil and gas, by-products thereof, and other substances and materials produced or used in connection with oil and gas operations are also subject to regulation under federal, state, provincial and local laws and regulations relating primarily to the protection of human health and the environment. To date, expenditures related to complying with these laws, and for remediation of existing environmental contamination, have not been significant in relation to the results of operations of our company. The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

Research and Development

Our business plan is focused on a strategy for maximizing the long-term exploration and development of our Soldier Creek Prospect, Kansas USA. To date, execution of our business plan has largely focused on acquiring prospective Coal Bed Methane leases and drilling three initial test wells on this acreage from which to establish a going forward exploration and development plan.

As at September 30, 2003 we have spent $837,221 on drilling and exploration costs on our Soldier Creek Prospect.


MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 8 of this registration statement.

Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Overview

We are an exploration stage oil and gas company and carry out our operations through our wholly owned subsidiary, Heartland Oil and Gas Inc. We are currently engaged in the exploration for and development of coal bed methane in the Soldier Creek Prospect located in the Forest City Basin of northeast Kansas. We do not have any revenues other than interest income, as we are in the development stage. Our only recent activity was on September 17, 2002 when we acquired all of the shares of Heartland Oil and Gas Inc. We exchanged one share of Adriatic Holdings Ltd. for one share of Heartland Oil and Gas Inc. A total of 12,212,429 shares of Adriatic Holdings Ltd. were issued in exchange for the shares of Heartland Oil and Gas Inc. Heartland and Oil and Gas Inc. has approximately 211,000 acres under lease in central Kansas where it has drilled 7 exploratory gas wells.

Plan of Operations

For the next 12 months we plan to continue drilling a pilot program in the Engelke area, consisting of drilling up to 22 further new wells around our existing Engelke 16-18 well and completing all wells for potential coal bed methane. One of the new wells will be cored to allow us to estimate gas contents in the Engelke area. We also plan to acquire an existing well in the Engelke area to be used as a water disposal well for produced water from the pilot program. As we will be in a test period initially, gathering systems and pipeline tie-ins will be undertaken at the completion of the drilling program.

To expand our Soldier Creek project, we also plan to acquire additional leases in the Engelke area, if available. The Engelke area contains the thickest coal beds in the Forest City basin region. However, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment. We cannot predict if the necessary funds can be raised or that any projected work will be completed. Our budget anticipates our acquisition of additional acreage in the Forest City basin. This acreage may not become available or if it is available for leasing, we may not be successful in acquiring the leases. There are other competitors that have operations in the Forest City basin which will affect our ability to acquire additional leases.

Pursuant to several oil and gas leases entered into with various parties, our Soldier Creek project encompasses approximately 211,000 acres of prospective frontier coal bed methane lands. Heartland Oil and Gas Inc. holds the interests in the leases for the lands and operates the project. The expiration dates for the leases range from dates in 2004 through 2007. Certain of the leases may be extended upon the exercise of options on the leases. For the years ending December 31, 2003, 2004 and 2005 we will be required to pay approximately $19,000 per year on the leases.

We may require additional funds to implement our growth strategy in our gas exploration operations. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There is still no assurance that we will be able to maintain operations at a level sufficient for an investor to obtain a return on his investment in our common stock. Further, we may continue to be unprofitable.

In order to proceed with our plans we raised funds by way of a private placement of equity securities in our company pursuant to exemptions from registration provided by Regulation S under the Securities Act of 1933. The offering consisted of units at a price of $1.40 per unit. Each unit consisted of one common share $0.001 par value and one warrant exercisable at $1.75 expiring August 30, 2004. In May, 2003 we closed the private placement having issued 1,000,000 units for gross proceeds of $1,400,000. The net proceeds received will be used as working capital to allow us to continue our ongoing lease acquisition program and to expand on the exploration and development of our Soldier Creek Prospect.

In June, 2003, we sold an aggregate of 602,836 of our shares of our common stock and share purchase warrants to acquire an additional 301,418 shares of our common stock in a private placement for gross proceeds of $1,700,000. The share purchase warrants have an exercise price of $3.38 and expire three years from the date of issuance.

Our net cash provided by financing activities during the nine months ended September 30, 2003 was $10,634,893.

On August 19, 2003, we sold an aggregate of $8,815,024 of our shares of our common stock and share purchase warrants to acquire additional shares of our common stock in a private placement. The private placement involved the issuance of 2,754,695 shares of our common stock and share purchase warrants to acquire an additional 1,377,348 shares of our common stock. The share purchase warrants have an exercise price of $3.84 and expire on August 19, 2006.

On August 22, 2003 we entered into an agreement in principal for the issuance and sale of 995,305 units at a purchase price of $3.20 per unit for total aggregate proceeds of $3,184,976. Each unit is to be comprised of one share of Series A Preferred convertible shares and one stock purchase warrant to purchase one-half of one share of common stock for the additional consideration of $3.84 per share for a period of three years. Each preferred share is to be convertible into one common share for no additional consideration. The closing of the preferred share offering is subject to the entering into of definitive agreements and the amendment of our authorized capital to create the class of preferred shares, which requires shareholder approval. The preferred shares will not bear interest.

Over the next twelve months we intend to use all available funds to continue our ongoing lease acquisition program and to expand on the exploration and development of our Soldier Creek Prospect, as follows:

Estimated Funding Required During the Next Twelve Months

General and Administrative	$750,000
Acreage
New Acreage	750,000

Operations
Drill and complete 20 new wells	6,000,000
Drill and equip 2 new wells	350,000
Gathering and Pipelines	1,025,000
Lease Operating Expense	437,000
Corporate and Severance Taxes	391,000

Working Capital	297,000
Total	$10,000,000

As at September 30, 2003, we had $200,457 in current liabilities. Our financial statements report a net loss of $890,094 for the nine month period ended September 30, 2003 compared to a net loss of $156,076 the nine month period ended September 30, 2002. Our accumulated loss increased to $1,372,239 during the period from inception to September 30, 2003 as we reported a net loss for the three month period of $345,453. Our losses increased primarily as a result of stock-based compensation expenses and increased expenses associated with professional fees and administration activities. Stock-based compensation for the nine month period ended September 30, 2003 was $347,863, as compared to $Nil for the nine month period ended September 30, 2002.

Our total liabilities as of September 30, 2003 were $200,457, as compared to total liabilities of $748,733 as of December 31, 2002. The decrease was due to the conversion of outstanding convertible debentures in the amounts of $450,016 and $242,690, inclusive of accrued interest.

We have suffered recurring losses from operations. The continuation of our company as a going concern is dependent upon our company attaining and maintaining profitable operations and raising additional capital. In this regard we have raised additional capital through the equity offerings noted above. The financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our company discontinue operations.

Due to the uncertainty of our ability to meet our current operating expenses and the capital expenses noted above, in their report on the annual consolidated financial statements of or the year ended December 31, 2002, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

The continuation of our business is dependent upon obtaining further financing, a successful program of acquisition and exploration, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. As noted herein, we are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.

New Accounting Pronouncements

A reporting issue has arisen regarding the application of certain provisions of SFAS No. 141 and SFAS No. 142 to companies in the extractive industries, including oil and gas companies. The issue is whether SFAS No. 142 requires registrants to classify the costs of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as intangible assets in the balance sheet, apart from other capitalized oil and gas property costs, and provide specific footnote disclosures. Historically, we have included the costs of such mineral rights associated with extracting oil and gas as a component of oil and gas properties. If it is ultimately determined that SFAS No. 142 requires oil and gas companies to classify costs of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as a separate intangible assets line item on the balance sheet, we would be required to reclassify approximately $917,000 at December 31, 2002 and $506,000 at December 31, 2001 out of oil and as properties and into a separate intangible asset line item. Our cash flows and results of operations would not be affected since such intangible assets would continue to be depleted and assessed for impairment in accordance with full-cost accounting rules.

In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Such standard requires any gain or loss on extinguishments of debt to be presented as a component of continuing operations (unless specific criteria are met) whereas SFAS No. 4 required that such gains and losses be classified as an extraordinary item in determining net income. Upon adoption of SFAS No. 145, we will reclassify any extraordinary gains and losses on the extinguishments of debt recorded in prior periods to continuing operations. The adoption of SFAS 145 did not have a material effect on our financial position or results of operations.

In June 2002, FASB finalized FAS 146, Accounting for Costs Associated with Exit or Disposal Activities. FAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The principal difference between this Statement and Issue 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as defined in Issue 94-3 was recognized at the date of an entity's commitment to an exit plan. A fundamental conclusion reached by the Board in this Statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, this Statement eliminates the definition and requirements for recognition of exit costs in Issue 94-3. This Statement also establishes that fair value is the objective for initial measurement of the liability. The adoption of this statement is not expected to have a material impact on our financial position and results of operations. FAS 146 is effective for exit and disposal activities initiated after December 31, 2002.

In December 2002, the Financial Accounting Standards Board Issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123", ("SFAS 148"). SFAS 148 amends FASB Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") and provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS 148 amends the disclosure requirements of SFAS 123 to require disclosure in the significant accounting policy footnote of both annual and interim financial statements of the method of accounting for stock-based compensation and the related pro-forma disclosures when the intrinsic value method continues to be used. The statement is effective for fiscal years beginning after December 15, 2002, and disclosures are effective for the first fiscal quarter beginning after December 15, 2002. We will continue to use the intrinsic model method.

In May, 2003, SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", was issued. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Generally, a financial instrument, whether in the form of shares or otherwise, that is mandatorily redeemable, i.e. that embodies an unconditional obligation requiring the issuer to redeem it by transferring its shares or assets at a specified or determinable date (or dates) or upon an event that is certain to occur, must be classified as a liability (or asset in some circumstances). In some cases, a financial instrument that is conditionally redeemable may also be subject to the same treatment. This Statement does not apply to features that are embedded in a financial instrument that is not a derivative (as defined) in its entirety. For public entities, this Statement is effective for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS 150 did not effect the Company's financial position or results of operations.

Application of Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Our consolidated financial statements have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of operations. The financial statements have been prepared assuming we will continue as a going concern. However, certain conditions exist which raise doubt about our ability to continue as a going concern. We have suffered recurring losses from operations and have accumulated a deficit of $482,145 since inception of Heartland Oil and Gas Inc. from inception, on August 11, 2000 through December 31, 2002. In addition, at September 30, 2003, we have an accumulated deficit of $1,372,239.

Since our inception, we have funded operations through the issuance of capital stock and debt. Our ability to continue as a going concern is dependent upon achieving profitable operations and the raising of additional capital. Our plans in this regard are to secure additional funds through future equity and debt financing which will enable us to develop our oil and gas properties.

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. We have chosen to account for stock-based compensation Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB25") and have adopted the disclosure only provisions of SFAS 123. Accordingly, compensation for stock options is measured as the excess, if any, of the quoted market price of our stock at the date of grant over the amount an employee is required to pay for the stock.

We account for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services".

We utilize the full cost method to account for our investment in oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including such costs as leasehold acquisition costs, capitalized interest costs relating to unproved properties,  geological expenditures, tangible and intangible development costs including direct internal costs are capitalized to the full cost pool. For the years ending December 31, 2002 and 2001 and for the nine-month period ended September 30 2003, we did not capitalize interest costs relating to unproved properties. As of September 30, 2003, we have no properties with proven reserves. When we obtain proven oil and gas reserves capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects including capitalized interest, if any,  are not amortized until proved reserves associated with the projects can be determined. If the future development of unproved properties are determined uneconomical the amount of such properties is added to the capitalized cost to be amortized. As of September 30, 2003, all of our oil and gas properties were unproved and were excluded from amortization. At September 30, 2003, none of our unproved oil and gas properties were considered impaired.

The capitalized costs included in the full cost pool are subject to a "ceiling test", which limits such costs to the aggregate of the estimated present value, using a ten percent discount rate, of the future net revenues from proved reserves, based on current economic and operating conditions. No impairment existed as of September 30, 2003.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in the statement of operations.

Revenue from sales or services will be recognized at the time the product is delivered or at the time the service is performed.

Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at transaction dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Non-monetary assets and liabilities are translated at the exchange rate on the original transaction date. Gains and losses from restatement of foreign currency monetary and non-monetary assets and liabilities are included in the statement of operations. Revenue and expenses are translated at the dates such items are recognized in the statement of operations.

Our financial instruments consist of cash, prepaid expenses and other liabilities. The carrying amounts of financial instruments approximate fair value due to their short maturities.

Financial instruments that potentially subject us to concentrations of credit risk consists primarily of cash in excess of the federally insured amount of $100,000. To date, we have not incurred a loss relating to this concentration of credit risk.

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Earnings per share requires presentation of both basic earnings per common share and diluted earnings per common share. Common stock equivalents are not included in the weighted average calculation since their effect would be anti-dilutive.

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

Over the year ended December 31, 2002, our company incurred consulting and management fee expenses in the amount of $48,758. The consulting and management fee expenses were charged by Richard Coglon and Robert Knight, directors of our company. Pursuant to a consulting agreement with our company dated July 1, 2003, Richard Coglon receives $5,000 per month for the services he provides to our company. Pursuant to an oral consulting agreement with our company Mr. Knight currently receives $1,000 per month for the services he provides to our company. Pursuant to a consulting agreement with our company dated July 1, 2003, D. Sharpe Management Inc., a company wholly-owned by Donald Sharpe, a director of our company, receives $5,000 per month for consulting services.

In October 2002 we converted a note payable to one of our shareholders in the amount of $201,510 plus accrued interest to a convertible debenture in the amount of $228,350 bearing interest at 7% per annum. This convertible debenture was due on December 31, 2004 but was converted on June 30, 2003 into shares of common stock and share purchase warrants.

The promoters of our company are our directors and officers.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "HOGC" Between March 7, 2002 and November 3, 2002 our common stock traded under the symbol "ADRH". The following quotations obtained from Bloomberg reflect the high and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission an may not represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:

Quarter Ended	High	Low
September 30, 2003	$5.70	$3.90
June 30, 2003	$3.96	$1.65
March 31, 2003	$2.50	$1.96
December 31, 2002	$2.20	$1.57
September 30, 2002	$2.00	$1.40

(1) Our common stock began being quoted for trading on the OTC Bulletin Board on March 7, 2002.

(2) Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

Our common shares are issued in registered form. Registrar and Transfer Company of 10 Commerce Drive, Cranford, New Jersey, USA 07016-9814 (Telephone: (800) 866-1340; Facsimile: (908) 497-2310) is the registrar and transfer agent for our common shares.

On September 15, 2003, the shareholders' list of our common shares showed 112 registered shareholders and 24,268,321 shares outstanding.

Equity Compensation Plan Information

As at December 31, 2002 we have three compensation plans in place, entitled 2001 Officer, Director, Employee, Consultant and Advisor Stock Compensation Plan, 2002 Officer, Director, Employee, Consultant and Advisor Stock Compensation Plan and the Additional 2002 Officer, Director, Employee, Consultant and Advisor Stock Compensation Plan. These plans have not been approved by our security holders.
Number of Securities to be issued upon exercise of outstanding options	Weighted-Average exercise price of outstanding options	Number of securities remaining available for further issuance
1,249,000(1)	$0.69	351,000

(1) Total number of options granted pursuant to all three of our compensation plans as of September 30, 2003.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception and we do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common shares other than as described below, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

No executive officer of our company received an annual salary and bonus that exceeded $60,000 during the fiscal years ended December 31, 2002, 2001 and 2000. The following table shows the compensation received by our President (chief executive officer) and Chief Financial Officer for the years ended December 31, 2002, 2001 and 2000.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation (1)
					Awards		Payouts
Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Other Annual Compen- sation (US$) (1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts (US$)	All Other Compen- sation
Richard Coglon President(2)	2002 2001 2000	$8,000(3) $12,000(4) $4,000(5)	Nil Nil Nil	Nil Nil Nil	500,000(6) N/A N/A	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Robert Knight Chief Financial Officer(7)	2002 2001 2000	$15,000(8) Nil Nil	Nil Nil Nil	Nil Nil Nil	150,000(9) Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

(1) The value of perquisites and other personal benefits, securities and property for the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2) Mr. Coglon has served as our President since September 18, 2002.

(3) Upon becoming our President, Mr. Coglon received $2,000 per month for providing management services to our company.

(4) Mr. Coglon received $1,000 per month for providing management services to our subsidiary, Heartland Oil and Gas Inc.

(5) Our subsidiary, Heartland Oil and Gas Inc. was incorporated August 11, 2000 and from the date of incorporation until December 31, 2000 Mr. Coglon received $1,000 per month for providing management services.

(6) Richard Coglon received 500,000 options at $0.35 as President of our subsidiary and were converted to options of our company on the completion of the acquisition by Adriatic Holdings Ltd. of Heartland Oil and Gas Inc. pursuant to the Additional 2002 Officer, Director, Employee, Consultant and Advisor Stock Compensation Plan.

(7) Mr. Knight has served as our Chief Executive Officer from July 9, 1998 to September 17, 2002 at which time he was appointed to the position of Chief Financial Officer.

(8) Mr. Knight received $1,250 per month for providing management services to our company.

(9) Mr. Knight received 50,000 options at $2.00 in December 2002 and 100,000 options at $0.50 in June 2003 pursuant to the 2001 Officer, Director, Employee, Consultant and Advisor Stock Compensation Plan as compensation for serving as our Chief Financial Officer.

The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted to them during fiscal 2002. We have never issued stock appreciation rights.

OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

Name	Number of Securities Underlying Options/ SARs Granted (#)	% of Total Options/ SARs Granted to Employees in Fiscal Year(1)	Exercise Price ($/Share)	Expiration Date
Richard Coglon President	500,000(2)	40.03%	$0.35	December 7, 2005
Robert Knight Chief Financial Officer	50,000(3) 100,000(3)	12.01%	$2.00 $0.50	December 7, 2007 June 5, 2008

(1) The denominator (of 1,249,000) was arrived at by calculating the net total number of new options awarded during the year.

(2) Richard Coglon received 500,000 options at $0.35 as President of our subsidiary and were converted to options of our company on the completion of the acquisition by Adriatic Holdings Ltd. of Heartland Oil and Gas Inc.

(3) Robert Knight received 50,000 options at $2.00 on December 7, 2002 and 100,000 options at $0.50 on June 5, 2003.

The following table sets forth for each Named Executive Officer certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2002. No named Executive Officer exercised options during fiscal 2002.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
Name	Shares Acquired on Exercise (#)	Aggregate Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable / Unexercisable		Value of Unexercised In-the -Money Options/SARs at FY- end ($) Exercisable / Unexercisable(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard Coglon	Nil	Nil	500,000	0	$925,000	$0
Robert Knight	Nil	Nil	37,500	112,500	$63,750	$191,250

(1) The values for "in-the-money" options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 2002 ($2.20 per share on NASD OTCBB) and the exercise price of the individual's options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

There are no employment agreements between us or any of our subsidiaries and the Named Executive Officers.

Our company has no plans or arrangements in respect of remuneration received or that may be received by Named Executive Officers of our company in fiscal 2002 to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $100,000 per Named Executive Officer.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Our Directors do not receive salaries or fees for serving as directors, nor do they receive any compensation for attending meetings of the Board of Directors or serving on committees of the Board of Directors. We may, however, determine to compensate our directors in the future. Directors are entitled to reimbursement of expenses incurred in attending meetings. In addition, our directors are entitled to participate in our stock option plan.

During the year ended December 31, 2002 we paid $8,000 to Richard Coglon for the services he provided to our company in his capacity as President and a director of our company. As at July 1, 2003 we pay $5,000 per month to Mr. Coglon for his services. We also paid $15,000 to Robert Knight for the services he provided to our company in his former capacity as the President and his current capacity as Chief Financial Officer, Secretary, Treasurer and a director of our company.

Donald Sharpe, a director of our company, earns consulting fees through D. Sharpe Management Inc., a company wholly-owned and controlled by him. We paid D. Sharpe Management Inc. $2,000 per month for consulting services, which was increased to $5,000 per month commencing July 1, 2003. As well, he retains a 1% non-convertible overriding royalty on production from leases acquired by our company in Forest City Basin.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.

During the year ended December 31, 2001 we established a stock option plan pursuant to which 500,000 common shares were reserved for issuance. During the year ended December 31, 2002 we established a stock option plan pursuant to which 600,000 shares were reserved for issuance and an additional 2002 stock option plan pursuant to which 500,000 shares were reserved for issuance.

Stock options become exercisable at dates determined by the Board of Directors at the time of granting the option and have initial terms of five years.

The fair value of each option granted in 2002 was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield; volatility of 75%; risk-free interest rate of 2.8% and an expected life of five years.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following financial statements pertaining to Heartland Oil and Gas Corp. (formerly Arcadia Holdings Ltd.) (the successor company) and Heartland Oil and Gas Inc. (the predecessor company) are filed as part of this registration statement:

(a) Audited Consolidated Financial Statements of Heartland Oil and Gas Corp. (formerly Adriatic Holdings Ltd.)

The Independent Auditor's Report of Spicer, Jeffries & Co., Independent Certified Public Accountants, dated September 16, 2003, for the audited consolidated financial statements for the years ended December 31, 2002 and 2001.

Consolidated Balance Sheets at December 31, 2002 and 2001.

Consolidated Statements of Operations for the years ended December 31, 2002 and 2001 and for the period from inception (August 11, 2000) to December 31, 2002.

Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 2002 and 2001 and for the period from inception (August 11,2000) to December 31, 2000.

Consolidated Statements of Cash Flows for the years ended December 31, 2002 and 2001 and for the period from inception (August 11, 2000) to December 31, 2002.

Notes to the Financial Statements.

(b) Unaudited Consolidated Interim Financial Statements of Heartland Oil and Gas Corp. (formerly Adriatic Holdings Ltd.)

Consolidated Balance Sheets as at September 30, 2003 and December 31, 2002.

Consolidated Statements of Operations for the nine-month periods ended September 30, 2003 and 2002, including the unaudited nine-month period ended September 30, 2002 of Heartland Oil and Gas Inc. (the predecessor company).

Consolidated Statements of Cash Flows for the nine-month period ended September 30, 2003, including the unaudited nine-month period ended September 30, 2002 of Heartland Oil and Gas Inc. (the predecessor company).

Consolidated Statement of Stockholders' Equity for period from inception on August 11, 2000 to September 30, 2003.

Notes to the Financial Statements.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders

Heartland Oil and Gas Corp. and Subsidiary

(formerly Adriatic Holdings Limited)

(An Exploration Stage Company)

We have audited the consolidated balance sheet of Heartland Oil and Gas Corp. and Subsidiary (formerly Adriatic Holdings Limited) (An Exploration Stage Company) as of December 31, 2002 and 2001 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended and the cumulative amounts for the period from inception (August 11, 2000) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heartland Oil and Gas Corp. and Subsidiary (formerly Adriatic Holdings Limited) (An Exploration Stage Company) as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended and the cumulative amounts for the period from inception (August 11, 2000) to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficit. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SPICER, JEFFRIES & CO.

Denver, Colorado

September 16, 2003

HEARTLAND OIL AND GAS CORP. AND SUBSIDIARY
(formerly Adriatic Holdings Limited)
(An Exploration Stage Company)

BALANCE SHEETS
December 31,
	2002	2001
ASSETS
CURRENT ASSETS:
Cash	$86 475	$10 755
Exploration advances	-	6 719
Prepaid expenses	4 341	1 618

Total current assets	90 816	19 092

OIL AND GAS PROPERTIES, unproven (Notes 1 and 7)	2 150 084	1 233 081

EQUIPMENT, net of accumulated depreciation of $59	3 041	-

	$2 243 941	$1 252 173

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade accounts payable	$64 256	$133 181
Due to related parties (Note 2)	14 078	205 633
Convertible debentures (Note 5)	435 000	-

Total current liabilities	513 334	338 814

LONG-TERM DEBT:
Convertible debenture-related party (Note 2)	235 399	-
Note payable (Note 5)	-	450 600

Total long-term debt	235 399	450 600

COMMITMENTS (Note 7)

STOCKHOLDERS' EQUITY (Note 4):
Common stock, par value $.001, 100,000,000 shares authorized,
19,582,429 and 11,332,429 shares issued and outstanding, respectively	19 582	11 332
Additional paid-in capital	1 957 771	505 018
Deficit accumulated during the exploration stage	(482 145)	(53 591)

Total stockholders' equity	1 495 208	462 759

	$2 243 941	$1 252 173

The accompanying notes are an integral part of these statements

HEARTLAND OIL AND GAS CORP. AND SUBSIDIARY
(An Exploration Stage Company)

STATEMENTS OF OPERATIONS
	Year ended December 31, 2002	Year ended December 31, 2001		Period from Inception (August 11, 2000) to December 31, 2002

REVENUE	$-		$-	$-

OPERATING EXPENSES:
Consulting	18 758		12 924	31 682
Management fees	30 000		12 000	46 000
Professional fees	70 211		2 483	78 922
General and administrative	28 508		3 850	32 600
Travel and promotion	29 889		-	29 889
Stock based compensation	219 600		-	219 600
Interest	31 943		12 864	44 807

Total operating expenses	428 909		44 121	483 500

LOSS FROM OPERATIONS	(428 909)		(44 121)	(483 500)

OTHER INCOME - interest income	355		534	1 355

NET LOSS	$(428 554)		$(43 587)	$(482 145)

Basic and fully diluted
net loss per common share	$(0.03)	$	*	$(0.04)

Basic and fully diluted weighted
average number of shares outstanding	14 335 771		11 332 429	12 834 100

*Less than $0.01 per share

The accompanying notes are an integral part of these documents.

HEARTLAND OIL AND GAS CORP. AND SUBSIDIARY
(An Exploration Stage Company)

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
PERIOD FROM INCEPTION (AUGUST 11, 2000) TO DECEMBER 31, 2002

	Common Shares	Stock Amount	Additional Paid-in Capital	Deficit Accumulated During the Exploration Stage

INCEPTION, August 11, 2000	-	$-	$-	$-

Common stock issued at $0.005 per share	10 000 000	10 000	40 000	-

Common stock issued at $0.35 per share	1 322 429	1 332	465 018	-

Net loss	-	-	-	(10 004)

BALANCES, December 31, 2000	11 332 429	11 332	505 018	(10 004)

Net loss	-	-	-	(43 587)

BALANCES, December 31, 2001	11 332 429	11 332	505 018	(53 591)

Common stock issued at $0.50 per share	880 000	880	439 120	-

Recapitalization (Note 1)	7 090 000	7 090	402 313	-

Common stock issued at $1.40 per share	280 000	280	391 720	-

Issuance of stock warrants as compensation	-	-	219 600	-

Net loss	-	-	-	(428 554)

BALANCES, December 31, 2002	19 582 429	$19 582	$1 957 771	$(482 145)

The accompanying notes are an integral part of these statements

HEARTLAND OIL AND GAS CORP. AND SUBSIDIARY
(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2002	Year Ended December 31, 2001	Period From Inception (August 11, 2000) to December 31, 2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(428 554)	$(43 587)	$(482 145)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock options issued as compensation	219 600	-	219 600
Accrued interest on notes payable	13 889	12 864	26,753
Depreciation, depletion and amortization	59	-	59
Decrease in exploration advances	6 719	288 099	-
Increase in prepaid expenses	(2 698)	(1 618)	(4 316)
Increase (decrease) in trade accounts payable	(67 965)	362 084	293 702

Net cash provided by (used in)
operating activities	(258 950)	617 842	(188 657)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition and exploration of oil and gas properties	(917 003)	(1 098 128)	(2 150 084)
Purchase of computer equipment	(3 100)	-	(3 100)

Net cash used in investing activities	(920 103)	(1 098 128)	(2 153 184)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in amounts due to related parties	30 675	200 123	235 558
Recapitalization, net of $15,896 cash received	15 896	-	15 896
Proceeds from sale of common stock	832 000	-	1 348 350
Proceeds of long-term debt, net	376 202	210 000	586 202

Net cash provided by financing activities	1 254 773	410 123	2 186 006

NET INCREASE (DECREASE) IN CASH	75 720	(70 163)	86 475

CASH, beginning of period	10 755	80 918	-

CASH, end of period	$86 475	$10 755	$86 475

The accompanying notes are an integral part of these statements.

HEARTLAND OIL AND GAS CORP. AND SUBSIDIARY
(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS
(Continued)
		Year Ended December 31, 2002	Year Ended December 31, 2001		Period From Inception (August 11, 2000) to December 31, 2002

SUPPLEMENTAL DISCLOSURE OF NONCASH
INVESTING AND FINANCING ACTIVITIES:
Accounts payable retired via long-term debt		$-	$229 446		$-

Note payable converted to convertible debenture		$201 510	$-		$-

Advances received on long-term debt relieved upon reverse acquisition		$586 202	$-	$	-

The Company acquired 72% of the capital stock
of Adriatic Holdings Limited for 100% of the capital
of Heartland Oil & Gas, Inc. in a reverse acquisition.
See (Note 1). In connection with the reverse
acquisition, liabilities were assumed as follows:

Fair value	$ 454 401
Cash acquired	15 896

Liabilities assumed	$ 438 505

The accompanying notes are an integral part of these statements.

HEARTLAND OIL AND GAS CORP. AND SUBSIDIARY
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Heartland Oil & Gas, Inc. (the "Company" or "Heartland") was incorporated under the laws of the State of Nevada on August 11, 2000. The Company's principal business activity consists of the acquisition, exploration and development of oil and gas properties to determine whether they contain economically recoverable resources. The Company's oil and gas properties are located primarily in Kansas. The Company is considered to be in the exploration stage, since revenues have not been attained and planned operations have not commenced. Activities through December 31, 2002 include the raising of capital through equity and debt financing, and acquiring undeveloped leasehold interests in the state of Kansas.

During 2002, Adriatic Holdings Limited ("Adriatic"), a public company based in the United States of America, acquired Heartland in a stock for stock exchange. The acquisition was accomplished on September 17, 2002 through the exchange of all of the outstanding shares of Heartland for 12,212,429 common shares of Adriatic representing a controlling interest in Adriatic. The acquisition of Heartland by Adriatic is considered a reverse acquisition and accounted for under the purchase method of accounting. Under reverse acquisition accounting, Heartland is considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of Adriatic. Assets acquired and liabilities assumed are reported at their historical amounts.

Subsequent to the acquisition mentioned above, Adriatic changed its name to Heartland Oil and Gas Corp. and became the legal parent to Heartland Oil & Gas, Inc. All intercompany balances and transactions have been eliminated in consolidation.

Going concern

The financial statements have been prepared assuming the Company will continue as a going concern. However, certain conditions exist which raise doubt about the Company's ability to continue as a going concern. The Company has suffered recurring losses from operations and has accumulated a deficit of $482,145 since its inception on August 11, 2000. In addition, the Company and has a working capital deficit of $422,518.

Since inception, the Company has funded operations through the issuance of capital stock and debt. The Company's ability to continue as a going concern is dependent upon achieving profitable operations and the raising of additional capital. Management's plans in this regard is to secure additional funds through future equity and debt financing which will enable the Company to develop its oil and gas properties.


HEARTLAND OIL AND GAS CORP. AND SUBSIDIARY
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

(Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Stock Based Compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB25") and has adopted the disclosure only provisions of SFAS123. Accordingly, compensation for stock options is measured using the intrinsic value, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee is required to pay for the stock.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services".

Oil and Gas Properties

The Company utilizes the full cost method to account for its investment in oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including such costs as leasehold acquisition costs, capitalized interest costs relating to unproved properties, geological expenditures, tangible and intangible development costs including direct internal costs are capitalized to the full cost pool. For the years ending December 31, 2002 and 2001, the Company did not capitalize interest costs relating to unproved properties. As of December 31. 2002, the Company has no properties with proven reserves. When the Company obtains proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects including capitalized interest, if any, are not amortized until proved reserves associated with the projects can be determined. If the future development of unproved properties are determined uneconomical the amount of such properties are added to the capitalized cost to be amortized. As of December 31, 2002 and 2001, all of the Company's oil and gas properties were unproved and were excluded from amortization. At December 31, 2002 and 2001, none of the Company's unproved oil and gas properties were considered impaired.

The capitalized costs included in the full cost pool are subject to a "ceiling test", which limits such costs to the aggregate of the estimated present value, using a ten percent discount rate, of the future net revenues from proved reserves, based on current economic and operating conditions. No impairment existed as of December 31, 2002 and 2001.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in the statement of operations.

HEARTLAND OIL AND GAS CORP. AND SUBSIDIARY
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

(Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Revenue Recognition

Revenue from sales or services will be recognized at the time the product is delivered or at the time the service is performed.


Foreign Currency Translation

Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at transaction dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Non-monetary assets and liabilities are translated at the exchange rate on the original transaction date. Gains and losses from restatement of foreign currency monetary and non-monetary assets and liabilities are included in the statement of operations. Revenue and expenses are translated at the dates such items are recognized in the statement of operations.

Fair Value of Financial Instruments

Substantially all of the Company's assets and liabilities are carried at fair value or contracted amounts that approximate fair value. Estimates of fair value are made at a specific point in time, based on relative market information and information about the financial instrument, specifically, the value of the underlying financial instrument. Assets that are recorded at fair value consist largely of short-term receivables and prepaid expenses, which are carried at contracted amounts that approximate fair value. Similarly, the Company's liabilities consist of short term liabilities recorded at contracted amounts that approximate fair value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash in excess of the federally insured amount of $100,000. To date, the Company has not incurred a loss relating to this concentration of credit risk.

HEARTLAND OIL AND GAS CORP. AND SUBSIDIARY
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

(Continued)

 NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Earnings Per Share

Earnings per share requires presentation of both basic earnings per common share and diluted earnings per common share. Common stock equivalents are not included in the weighted average calculation since their effect would be anti-dilutive.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

HEARTLAND OIL AND GAS CORP. AND SUBSIDIARY
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

(Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Recent Accounting Pronouncements

A reporting issue has arisen regarding the application of certain provisions of SFAS No. 141 and SFAS No. 142 to companies in the extractive industries, including oil and gas companies. The issue is whether SFAS No. 142 requires registrants to classify the costs of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as intangible assets in the balance sheet, apart from other capitalized oil and gas property costs, and provide specific footnote disclosures. Historically, Heartland has included the costs of such mineral rights associated with extracting oil and gas as a component of oil and gas properties. If it is ultimately determined that SFAS No. 142 requires oil and gas companies to classify costs of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as a separate intangible assets line item on the balance sheet, Heartland would be required to reclassify approximately $917,000 at December 31, 2002 and $506,000 at December 31, 2001 out of oil and as properties and into a separate intangible asset line item. Heartland's cash flows and results of operations would not be affected since such intangible assets would continue to be depleted and assessed for impairment in accordance with full-cost accounting rules.

In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Such standard requires any gain or loss on extinguishments of debt to be presented as a component of continuing operations (unless specific criteria are met) whereas SFAS No. 4 required that such gains and losses be classified as an extraordinary item in determining net income. Upon adoption of SFAS No. 145, the Company will reclassify any extraordinary gains and losses on the extinguishments of debt recorded in prior periods to continuing operations. The adoption of SFAS 145 did not have a material effect on the Company's financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." Such standard requires costs associated with exit or disposal activities (including restructurings) to be recognized when the costs are incurred, rather than at a date of commitment to an exit or disposal plan. SFAS No. 146 nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)."

HEARTLAND OIL AND GAS CORP. AND SUBSIDIARY
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

(Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Recent Accounting Pronouncements (continued)

Under SFAS No. 146, a liability related to an exit or disposal activity is not recognized until such liability has actually been incurred whereas under EITF Issue No. 94-3 a liability was recognized at the time of a commitment to an exit or disposal plan. The provisions of this standard are effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 did not have a material effect on the Company's financial position or results of operations.

On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." This standard amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This standard also requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. It is not expected that SFAS 148 will have a material effect on the Company's prior financial position or results of operations.

NOTE 2 - RELATED PARTY TRANSACTIONS

Amounts due to related parties at December 31, 2002 and 2001 are as follows:
December 31,
	2002	2001

Advances payable to officers and directors, non
interest bearing, unsecured and no due date.	$14 078	$4 123

Note payable to controlling shareholder, bearing
interest at prime plus 2% per annum, unsecured
and due May 22, 2002; includes interest of $1,510	-	201 510

	$14 078	$205 633

** 2 In October 2002, the Company converted the above note payable of $200,000 plus accrued interest to a convertible debenture in the amount of $228,350 bearing interest at 7% per annum and is due on December 31, 2004. The debenture is convertible on a dollar for dollar basis into a unit (one share of common stock and one common stock purchase warrant, exercisable at $2.00 per share), at the option of the holder, at any time commencing on January 1, 2003 until maturity. At December 31, 2002, the outstanding balance under this obligation was $235,399, which included accrued interest of $12,951.

** 3 During the years ended December 31, 2002 and 2001, $30,000 and $12,000 in management fees were paid to certain officers and directors of the Company.

HEARTLAND OIL AND GAS CORP. AND SUBSIDIARY
 (An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

(Continued)

NOTE 3 - STOCK OPTIONS

On December 3, 2001, the Company's Board of Directors adopted the 2002 Officer, Director, Consultant and Advisor Stock Compensation Plans (the "Plan"), stock option plans. The aggregate number of shares of common stock that may be granted by the Company will not exceed a maximum of 1,600,000 shares during the period of the Plan. The Plan shall terminate upon the earlier of December 31, 2012 or the issuance of all shares granted under the Plan. The option prices per share are determined by the Board of Directors when the stock option is granted.

If for any reason a recapitalization, sale or merger of the Company occurs, all shares subject to the stock option Plan shall be immediately adjusted proportionally. The Board of Directors may amend the Plan at any time. Certain amendments require stockholders' approval.

Information with respect to all options is as follows:
	Compensation Plan	Other Options and Warrants	Exercise Price Range	Weighted Average Exercise Price	Weighted Average Remaining Life
Balances at December 31, 2000	500 000	-	$0.35	$0.35	4.92 years
Granted	-	-	-	-
Forfeited	-	-	-	-

Balances at December 31, 2001	500 000	-	0.35	0.35	4.92 years
Granted	670 000	280 000	0.50 - 1.75	0.87
Forfeited	-	-	-	-

Balances at December 31, 2002	1 170 000	280 000	$0.35 - 1.75	$0.69	3.58 years

Number of options exercisable
at December 31, 2001	500 000	-	$0.35	$0.35	4.92 years

Number of options exercisable
at December 31, 2002	680 000	280 000	$0.35 - 0.50	$0.79	3.58 years

** 4 At December 31, 2002 and 2001 respectively, 430,000 and 1,100,000 share options were available for future grant under the Plan.

** 5 The Company measured compensation cost under APB #25 based on the intrinsic value of the options at the grant date for 2002. The 180,000 options granted and vested in December 2002 had an exercise price of $0.50 when the market value of the underlying common stock was $1.72 which resulted in compensation cost recognized by the Company $ 219,600.

HEARTLAND OIL AND GAS CORP. AND SUBSIDIARY
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

(Continued)

NOTE 3 - STOCK OPTIONS (Continued)

Had the Company measured compensation cost based on the fair value of the options at the grant date for 2002 and 2001 consistent with the method prescribed by SFAS 123, the Company's net loss and loss per common share would have been increased to the pro forma amounts indicated below:
	2002	2001

Net loss, as reported	$(428 554)	$(43 587)

Add: Stock-based employee compensation expense included in reported net income, net of related tax affects	219,600	-

Deduct: Total stock-based employee compensation expenses determined under fair value based method for all awards, net of related tax effects	(297,874)	-

Pro forma net loss	$(506,828)	$(43 587)

Earnings per share:
Basic and diluted earnings (loss) per common share
As reported	(0.03)	*
Pro forma	(0.03)	*

The fair value of each option grant was estimated at the date of the grant using the Black-Scholes option pricing model with the following assumptions for 2002: risk-free interest rate of 2.8%; no dividend yield; expected lives of 4.5 to 5 years; and volatility of 76%.

NOTE 4- SHAREHOLDERS' EQUITY

On September 11, 2000, the Company completed a private placement of 10,000,000 common shares at a price of $0.005 per share for proceeds of $50,000. On October 20, 2000 and November 21, 2000 the Company completed additional private placements of 356,429 and 976,000 common shares at $0.35 per share for proceeds of $466,350.

In April 2002, prior to the reverse acquisition with Adriatic (see Note 1), the Company completed a private placement of 880,000 shares of common stock at $0.50 per share for proceeds of $440,000. On September 17, 2002, the Company completed its reverse acquisition with Adriatic by Adriatic issuing 12,212,429 to the shareholders of Heartland.

In October 2002, the Company commenced a private placement of units (one common share and one common stock purchase warrant exercisable at a price of $1.75 per share until August 31, 2004) at a price of $1.40 per unit. As of December 31, 2002, the Company sold 280,000 units for proceeds of $392,000. As of December 31, 2002 none of the warrants had been exercised.

HEARTLAND OIL AND GAS CORP. AND SUBSIDIARY
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

(Continued)

NOTE 5 - CONVERTIBLE DEBENTURE AND LONG-TERM DEBT

On May 6, 2002, Adriatic issued a convertible debenture in the amount of $435,000, which bears interest at 7% and is due on December 1, 2003. The debenture is convertible on a dollar for dollar basis into a unit (one share of common stock and one common stock purchase warrant, exercisable at $1.00 per share), at the option of the holder, at any time commencing on July 1, 2002 until maturity. In connection with this transaction, the Company valued the underlying embedded conversion rights of the options at $108,750. These conversion rights were recorded on Adriatic's financial statements prior to the reverse acquisition.

At December 31, 2001, long-term debt of $450,600 consisted of a note payable to Adriatic prior to the reverse acquisition, bearing interest at 7% per annum, maturing June 30, 2004, secured by all assets of the Company. The balance at December 31, 2001 included $600 of accrued interest.

 NOTE 6 - INCOME TAXES

As of December 31, 2002, the Company had approximately $324,000 in pretax U.S. federal and state net operating loss carryforwards, expiring through the year 2020. A portion of such net operating loss carryforwards were incurred prior to the September 17, 2002, the reverse acquisition date of the Company, and as such, management of the Company anticipates restrictions on the use of these carryforwards due to provisions of Section 382 of the U.S. Internal Revenue Code.

In addition, the tax effects of temporary differences give rise to significant portions of deferred tax assets. These differences of approximately $341,000 are primarily attributable to the deduction of stock based and debt issuer compensation for financial reporting purposes and not U.S. income tax purposes.

The deferred tax assets that result from such operating loss carryforwards and temporary differences of approximately $256,000 and $41,000 at December 31, 2002 and 2001, respectively, have been fully reserved for in the accompanying consolidated financial statements as follows. For the years ended December 31, 2002 and 2001, the valuation allowance established against the deferred tax assets increased by $215,000 and $30,000, respectively.

	2002	2001
Deferred tax liabilities	$-	$-

Deferred tax assets:
Net operating loss deduction	125 000	41,000
Stock based compensation	131 000	-

	256 000	41 000
Total deferred tax assets	(256 000)	(41 000)

Valuation allowances	$-	$-

HEARTLAND OIL AND GAS CORP. AND SUBSIDIARY
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

(Continued)

NOTE 6 - INCOME TAXES (continued)

Reconciliation of the differences between the statutory tax rate and the effective tax rate is as follows:

	2002	2003

Federal statutory tax (benefit) rate	(34%)	(34%)

State taxes, net of federal tax (benefit) rate	(4.57%)	(4.57%)

Effective tax rate	(38.5%)	(38.5%)

Valuation allowance	38.5%	38.5%

Effective income tax rate	$-	$-

NOTE 7 - OIL AND GAS PROPERTIES, UNPROVED

The expiration dates of the Company's oil and gas leases range from dates in 2004 through 2007. Certain oil and gas leases may be extended by another one or two terms by the execution of options on these leases. In addition, the Company is required to pay delay rentals on certain leases. For the years ending December 31, 2003, 2004 and 2005, approximately $19,000 per year will be required to be paid on these leases.

Costs incurred in oil and gas activities:
	Acquisition Costs	Exploration Costs	Total

December 31, 2000	$110 000	$24 953	$134 953
December 31, 2001	506 253	591 875	1 098 128
December 31, 2002	917 003	-	917 003

	$1 533 256	$616 828	$2 150 084

At December 31, 2002, all of the Company's oil and gas properties are considered unproven. Based no the status of the Company's exploration activities, including the drilling of test wells, management has determined that no impairment has occurred.

HEARTLAND OIL & GAS CORP.
AND SUBSIDIARY
(An Exploration Stage Company)

BALANCE SHEETS

	September 30, 2003 (Unaudited)	December 31, 2002 (Audited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$9,429,425	$86,475
Due from related parties (Note 4)	19,711	-
Prepaid expenses	41,110	4,341

Total current assets	9,490,246	90,816

OIL AND GAS PROPERTIES, unproven (Note 2)	2,987,305	2,150,084

EQUIPMENT, net of accumulated amortization of $2,144	17,561	3,041

TOTAL ASSETS	$12,495,112	$2,243,941

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$200,457	$64,256
Due to related parties (Note 4)	-	14,078
Convertible debentures (Note 4)	-	435,000

Total current liabilities	200,457	513,334

LONG-TERM DEBT
Convertible debenture - related party (Note 4)	-	235,399

TOTAL LIABILITIES	200,457	748,733

SHAREHOLDERS' EQUITY (Note 3)
Common stock - $0.001 per value, 100,000,000 shares authorized,
24,268,321 and 19,582,429 shares issued and outstanding, respectively	24,268	19,582
Additional paid-in capital	13,642,626	1,957,771
Deficit accumulated during the exploration stage	(1,372,239)	(482,145)

	12,294,655	1,495,208

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$12,495,112	$2,243,941

The accompanying notes are an integral part of these statements.

HEARTLAND OIL & GAS CORP.
AND SUBSIDIARY
(An Exploration Stage Company)

STATEMENTS OF OPERATIONS

	Nine Months Ended September 30, 2003 (Unaudited)	Nine Months Ended September 30, 2002 (Unaudited)	Three Months Ended September 30, 2003 (Unaudited)	Three Months Ended September 30, 2002 (Unaudited)	Period from Inception (August 11, 2000) Through September 30, 2003 (Unaudited)

REVENUE	$-	$-	$-	$-	$-

EXPENSES
Professional fees	146,872	47,148	39,369	20,037	225,794
Management fees (Note 4)	33,020	18,000	15,020	6,000	79,020
Interest expense	7,291	42,116	(229)	18,043	52,098
Stock based compensation (Note 1)	347,863	-	107,513	-	567,463
Travel and promotion	174,928	14,713	131,599	2,101	204,817
Office rent	23,178	-	8,174	-	23,178
Consulting (Note 4)	34,417	13,237	(2,510)	2,000	66,099
General and administrative	128,948	21,218	52,555	4,021	161,548

Total operating expenses	896,517	156,432	351,491	52,202	1,380,017

Loss from operations	(896,517)	(156,432)	(351,491)	(52,202)	(1,380,017)

OTHER INCOME
Interest income	6,423	356	6,038	17	7,778

NET LOSS	$(890,094)	$(156,076)	$(345,453)	$(52,185)	$(1,372,239)

BASIC AND DILUTED NET
LOSS PER COMMON SHARE	$(0.04)	$(0.01)	$(0.02)	$( * )

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	20,898,928	12,215,506	22,590,346	13,235,472

*Less than $0.01 per share

The accompanying notes are an integral part of these statements

HEARTLAND OIL & GAS CORP.
AND SUBSIDIARY
(An Exploration Stage Company)

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

PERIOD FROM INCEPTION (AUGUST 11, 2000) TO SEPTEMBER 30, 2003

	Number of Common Shares	Stock Amount	Additional Paid-in Capital	Deficit Accumulated During the Exploration Stage

INCEPTION, August 11, 2000	-	$-	$-	$-

Common stock issued at $0.005 per share	10,000,000	10,000	40,000	-
Common stock issued at $0.35 per share	1,332,429	1,332	465,018	-
Net loss	-	-	-	(10,004)

BALANCES, December 31, 2000	11,332,429	11,332	505,018	(10,004)

Net loss	-	-	-	(43,587)

BALANCES, December 31, 2001	11,332,429	11,332	505,018	(53,591)

Common stock issued at $0.50 per share	880,000	880	439,120	-
Recapitalization (Note 1)	7,090,000	7,090	402,313	-
Common stock issued at $1.40 per share	280,000	280	391,720	-
Issuance of stock warrants as compensation	-	-	219,600	-
Net loss	-	-	-	(428,554)

BALANCES, December 31, 2002	19,582,429	19,582	1,957,771	(482,145)

Common stock issued at $1.40 per share	720,000	720	1,007,280	-
Exercise of options at $0.50 per share	37,000	37	18,463	-
Conversion of debentures at $2.00	121,345	121	242,569	-
Conversion of debentures at $1.00	450,016	450	449,566	-
Common stock issued at $2.82 per share	602,836	603	1,699,395	-
Common stock issued at $3.20 per share	2,754,695	2,755	8,812,268
Issuance of stock options as compensation	-	-	347,863	-
Less: share issue costs	-	-	(892,549)	-
Net loss	-	-	-	(890,094)

BALANCES, September 30, 2003	24,268,321	$24,268	$13,642,626	$(1,372,239)

The accompanying notes are an integral part of these statements.

HEARTLAND OIL & GAS CORP.
AND SUBSIDIARY
(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30, 2003 (Unaudited)	Nine Months Ended September 30, 2002 (Unaudited)	Period from Inception (August 11, 2000) Through September 30, 2003 (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(890,094)	$(156,076)	$(1,372,239)
Adjustments to reconcile net loss to net cash
(used in) provided by operating activities:
Accrued interest	22,308	42,116	49,061
Stock options issued as compensation	347,863	-	567,463
Depreciation, depletion and amortization	2,085	-	2,144
(Increase) in due from related parties	(19,711)	-	(19,711)
(Increase) decrease in exploration advance	-	6,719	-
(Increase) decrease in other assets	-	(1,528)	-
Increase in prepaid expenses	(36,769)	-	(41,085)
(Increase) decrease in accounts receivable	-	-	-
Increase (decrease) in accounts payable
and accrued expenses	136,201	(50,099)	429,903

Net cash (used in) provided by
operating activities	(438,117)	(158,868)	(384,464)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired upon reverse acquisition with Adriatic	-	20,492	-
Purchase of computer equipment	(16,605)	-	(19,705)
Acquisition and exploration of oil and
gas properties	(837,221)	(859,026)	(2,987,305)

Net cash (used in) provided by
investing activities	(853,826)	(838,534)	(3,007,010)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in due to related parties	(14,078)	17,983	221,480
Recapitalization, net of $15,896 cash received	-	-	15,896
Proceeds from notes and loan payable	-	580,000	-
Repayment of loan payable	-	-	-
Proceeds from issuance of common stock	10,648,971	440,000	11,997,321
Proceeds from share subscriptions	-	-	-
Proceeds from long-term debt	-	-	586,202

Net cash (used in) provided by
financing activities	10,634,893	1,037,983	12,820,899

NET INCREASE (DECREASE) IN CASH	9,342,950	40,581	9,429,425

CASH, beginning of period	86,475	10,755	-

CASH, end of period	$9,429,425	$51,336	$9,429,425

Supplemental disclosure for non-cash operating, financing and investing activities (Note 5)

The accompanying notes are an integral part of these statements

HEARTLAND OIL & GAS CORP.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION, OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Organization, Business and Going Concern

On April 10, 2002, Adriatic Holdings Limited ("Adriatic") entered into a letter of intent to acquire all of the shares of Heartland Oil and Gas Inc., a Nevada corporation ("Heartland"). Heartland was incorporated in the State of Nevada on August 11, 2000 and its principal business activity consists of exploration and development of oil and gas properties in the United States to determine whether they contain economically recoverable resources. The Company is currently in the exploration stage and has not generated significant revenues from its operations. Effective September 17, 2002, the acquisition of Heartland by Adriatic was completed through the issuance of one share of Adriatic common stock for each share of Heartland outstanding. At the time of the acquisition, Adriatic had 7,090,000 shares of common stock outstanding. Adriatic issued 12,212,429 shares of common stock to the shareholders of Heartland, and as a result, the Company had 19,302,429 shares of common stock outstanding immediately after the acquisition. As part of the exchange agreement, Adriatic changed its name to Heartland Oil & Gas Corp.

The consolidated financial statements include the accounts of Adriatic since the date of the reverse acquisition (September 17, 2002) and the historical accounts of its wholly owned subsidiary, Heartland Oil and Gas Inc. (collectively, the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

The Company has accumulated a deficit at September 30, 2003 of $1,372,239. The ability of the Company to continue operations is contingent upon attaining profitable operations and obtaining additional debt and/or equity capital to fund its operations.

In September 2002, the Board of Directors approved a private offering of common stock of up to 2,000,000 units (each unit consisting of one warrant and one share of common stock) at a price of $1.40 per unit, for proceeds of up to $2,800,000.

In May 2003 the Company closed the "Regulation S" private placement of 1,000,000 units, at $1.40 for gross proceeds of $1,400,000.

On July 14, 2003 the Company announced that it made its application to list on the American Stock Exchange (AMEX). AMEX approval for the listing is pending.

During the nine month period ended September 30, 2003 the following transactions occurred:

  The Company issued 121,345 units at a price of $2.00 for the conversion of $242,690 (including interest of $20,242) outstanding on a convertible debenture. Each unit consists of one share of common stock and one common stock purchase warrant, exercisable at $2.00 per share.
  The Company issued 531,916 units at $2.82 per unit for proceeds of $1,500,003 from a private placement. Each unit consisted of one share and one half share purchase warrant exercisable at $3.38 per warrant.
  A convertible debenture for $450,016 (including interest of $15,016) was converted into 450,016 units at a price of $1.00 per unit on June 30, 2003. Each unit consists of one share of common stock and one common stock purchase warrant, exercisable at $1.00 per share.
  The Company issued 70,920 units at $2.82 per unit for proceeds of $199,994 from a private placement. Each unit consisted of one share and one half share purchase warrant exercisable at $3.38 per warrant for three years.

HEARTLAND OIL & GAS CORP.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 1 - ORGANIZATION, OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Organization, Business and Going Concern

  The Company issued 2,754,695 units at $3.20 per unit for proceeds of $8,815,023 from a private placement. Each unit consisted of one share and one half share purchase warrant exercisable at $3.84 per warrant for three years.

Proceeds from these offerings are being used to advance the drilling of the Company's already initiated first five well projects, to acquire additional acreage and for general working capital.

Basis of Presentation

The accompanying consolidated financial statements of the Company are unaudited and include, in the opinion of management, all normal recurring adjustments necessary to present fairly the consolidated balance sheet as of September 30, 2003, and the related statements of operations and cash flows for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These consolidated financial statements should be read in conjunction with Heartland's audited financial statements and the related notes thereto included in the Company's Form 10-KSB filed with the Commission.

Oil and Gas Properties

The Company utilizes the full cost method to account for its investment in oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including such costs as leasehold acquisition costs, capitalized interest costs relating to unproved properties, geological expenditures, tangible and intangible development costs including direct internal costs are capitalized to the full cost pool. As of September 30, 2003, the Company has no properties with proven reserves. When the Company obtains proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects including capitalized interest, if any, are not amortized until proved reserves associated with the projects can be determined. If the future exploration of unproved properties are determined uneconomical the amount of such properties are added to the capitalized cost to be amortized. As of September 30, 2003, all of the Company's oil and gas properties were unproved and were excluded from amortization. At September 30, 2003, none of the Company's unproved oil and gas properties were considered impaired.

The capitalized costs included in the full cost pool are subject to a "ceiling test", which limits such costs to the aggregate of the estimated present value, using a ten percent discount rate, of the future net revenues from proved reserves, based on current economic and operating conditions. No impairment existed as of September 30, 2003.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in the statement of operations.

HEARTLAND OIL & GAS CORP.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 1 - ORGANIZATION, OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-Based Compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has adopted the disclosure only provisions of SFAS 123. Accordingly, compensation cost for stock options is measured at intrinsic value, which is the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services".

Had the Company measured compensation cost based on the fair value of the options at the grant date for the three and nine month ended September 30, 2003 consistent with the method prescribed by SFAS 123, the Company's net loss and loss per common share would have been increased to the pro forma amounts indicated below:
	Three Month Period Ended September 30, 2003	Nine Month Period Ended September 30, 2003

Net loss, as reported	$ (345,453)	$ (890,094)

Add: Stock-based employee compensation expense included in reported
net income, net of related tax effects	107,513	347,863

Deduct: Total stock-based employee compensation expense determined
under fair value based method for all awards, net of related tax effects	(126,291)	(424,165)

Pro forma net loss	$ (364,231)	$ (966,396)

	Three Month Period Ended September 30, 2003	Nine Month Period Ended September 30, 2003

Earnings per share:
Basic and diluted earnings (loss) per common share
As reported	$ (0.02)	$ (0.04)
Pro forma	(0.02)	(0.05)

HEARTLAND OIL & GAS CORP.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 1 - ORGANIZATION, OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management believes that the estimates utilized in the preparation of the consolidated financial statements are prudent and reasonable. Actual results could differ from these estimates.

Fair Value of Financial Instruments

Substantially all of the Company's assets and liabilities are carried at fair value or contracted amounts that approximate fair value. Estimates of fair value are made at a specific point in time, based on relative market information and information about the financial instrument, specifically, the value of the underlying financial instrument. Assets that are recorded at fair value consist largely of cash and other assets, which are carried at contracted amounts that approximate fair value. Oil and gas properties are valued as discussed above. The Company's liabilities consist of short term liabilities and notes payable recorded at contracted amounts that approximate fair value.

Net Loss Per Share of Common Stock

Net loss per share of common stock is based on the weighted average number of shares of common stock outstanding, giving effect to the outstanding shares of Adriatic as if they were issued on the date of the reverse acquisition as discussed above. Common stock equivalents are not included in the weighted average calculation since their effect would be anti-dilutive.

Recent Accounting Pronouncements

A reporting issue has arisen regarding the application of certain provisions of SFAS No. 141 and SFAS No. 142 to companies in the extractive industries, including oil and gas companies. The issue is whether SFAS No. 142 requires registrants to classify the costs of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as intangible assets in the balance sheet, apart from other capitalized oil and gas property costs, and provide specific footnote disclosures. Historically, Heartland has included the costs of such mineral rights associated with extracting oil and gas as a component of oil and gas properties. If it is ultimately determined that SFAS No. 142 requires oil and gas companies to classify costs of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as a separate intangible assets line item on the balance sheet, Heartland would be required to reclassify approximately $1,784,198 at September 30, 2003 and $917,003 at December 31, 2002 out of oil and as properties and into a separate intangible asset line item. Heartland's cash flows and results of operations would not be affected since such intangible assets would continue to be depleted and assessed for impairment in accordance with full-cost accounting rules. .

HEARTLAND OIL & GAS CORP.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 1 - ORGANIZATION, OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Such standard requires any gain or loss on extinguishments of debt to be presented as a component of continuing operations (unless specific criteria are met) whereas SFAS No. 4 required that such gains and losses be classified as an extraordinary item in determining net income. Upon adoption of SFAS No. 145, the Company will reclassify any extraordinary gains and losses on the extinguishments of debt recorded in prior periods to continuing operations. The adoption of SFAS 145 did not have a material effect on the Company's financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." Such standard requires costs associated with exit or disposal activities (including restructurings) to be recognized when the costs are incurred, rather than at a date of commitment to an exit or disposal plan. SFAS No. 146 nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Under SFAS No. 146, a liability related to an exit or disposal activity is not recognized until such liability has actually been incurred whereas under EITF Issue No. 94-3 a liability was recognized at the time of a commitment to an exit or disposal plan. The provisions of this standard are effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 did not have a material effect on the Company's financial position or results of operations.

On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." This standard amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This standard also requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure requirements of SFAS No. 148 are required to be included in the summary of significant accounting policies.

In May, 2003, SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", was issued. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Generally, a financial instrument, whether in the form of shares or otherwise, that is mandatorily redeemable, i.e. that embodies an unconditional obligation requiring the issuer to redeem it by transferring its shares or assets at a specified or determinable date (or dates) or upon an event that is certain to occur, must be classified as a liability (or asset in some circumstances). In some cases, a financial instrument that is conditionally redeemable may also be subject to the same treatment. This Statement does not apply to features that are embedded in a financial instrument that is not a derivative (as defined) in its entirety. For public entities, this Statement is effective for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS 150 did not effect the Company's financial position or results of operations.

HEARTLAND OIL & GAS CORP.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 2- OIL AND GAS PROPERTIES, UNPROVED

The total costs incurred and excluded from amortization are summarized as follows:

	Acquisition Costs	Exploration Costs	Total
Costs incurred during periods ended:
September 30, 2003	$ 250,942	$ 586,279	$837,221
December 31, 2002	917,003	-	917,003
December 31, 2001	506,253	591,875	1,098,128
December 31, 2000	110,000	24,953	134,953

Totals	$ 1,784,198	$ 1,203,107	$ 2,987,305

At September 30, 2003, all of the Company's oil and gas properties are considered unproven. Based on the status of the Company's exploration activities, including the drilling of test wells, management has determined that no impairment has occurred.

NOTE 3- SHAREHOLDERS' EQUITY

In October 2002, the Company commenced a private placement of units (one common share and one common stock purchase warrant exercisable at a price of $1.75 per share until August 31, 2004) at a price of $1.40 per unit. As of December 31, 2002, the Company sold 280,000 units for proceeds of $392,000.

In March 2003, the Company sold 690,000 units at $1.40 for proceeds of $966,000.

The Company sold 30,000 units at $1.40 for proceeds of $42,000 in May 2003. This sale concluded the "Regulation S" private placement of 1,000,000 units at $1.40 per unit.

In the nine month period ended September 30, 2003 the following transactions occurred:

  The Company issued 121,345 units at a price of $2.00 for the conversion of $242,690 (including interest of $20,242) outstanding on a convertible debenture. Each unit consists of one share of common stock and one common stock purchase warrant, exercisable at $2.00 per share.
  The Company issued 602,836 units at $2.82 per unit for proceeds of $1,700,003 from a private placement. Each unit consisted of one share and one half share purchase warrant exercisable at $3.38 per warrant.

HEARTLAND OIL & GAS CORP.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 3- SHAREHOLDERS' EQUITY (continued)

  A convertible debenture for $450,016 (including interest of $15,016) was converted into 450,016 units at a price of $1.00 per unit on June 30, 2003. Each unit consists of one share of common stock and one common stock purchase warrant, exercisable at $1.00 per share.

  The Company issued 2,754,695 units at $3.20 per unit for proceeds of $8,815,023 from a private placement. Each unit consists of one share and one half share purchase warrant exercisable at $3.84 per warrant for three years.
  For the nine month period ended September 30, 2003 the Company issued 37,000 shares at $0.50 per share for proceeds of $18,500 from the exercise of stock options.

As of September 30, 2003, none of the warrants had been exercised.

NOTE 4- CONVERTIBLE DEBENTURES AND RELATED PARTY TRANSACTIONS

On May 6, 2002, Adriatic issued a convertible debenture to an unrelated party in the amount of $435,000, bearing interest at 7%, and principal and interest due December 1, 2003. The convertible debenture is convertible at the option of the debenture holder into units (consisting of one share of common stock and one warrant to purchase one share of common stock) at $1.00 per unit. All accrued and unpaid interest is to be forgiven by the debenture holder if the debenture is converted. This debenture was considered to have an embedded beneficial conversion feature because the conversion price was less than the quoted market price at the time of the issuance. Accordingly, the beneficial conversion feature was valued separately and the intrinsic value, essentially interest, was recorded as a charge to operations in the amount of $108,750 with a corresponding credit to additional paid-in capital. This transaction occurred before the acquisition of Heartland by Adriatic and therefore, is not included in the accompanying statements of operations.

 On June 30, 2003 the Company issued 450,016 units at a price of $1.00 per unit for the conversion of $450,016 (including interest of $15,016) outstanding on the convertible debenture.

Amounts due from related parties on the accompanying balance sheet as of September 30, 2003, are $19,711. This amount due from related parties represents non-interest bearing advances to directors and shareholders, with no fixed terms of repayment.

During the nine months ended September 30, 2003, the Company paid or accrued $33,000 in management fees and $18,000 in consulting fees to directors of the Company.

In October 2002, the Company converted a $200,000 note payable plus accrued interest into a convertible debenture in the amount of $222,448 bearing interest at 7% per annum and is due on December 31, 2004. The debenture is convertible at $2.00 per unit (one share of common stock and one common stock purchase warrant, exercisable at $2.00 per share), at the option of the holder, at any time commencing on January 1, 2003 until maturity.

HEARTLAND OIL & GAS CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

NOTE 4- CONVERTIBLE DEBENTURES AND RELATED PARTY TRANSACTIONS (continued)

On June 30, 2003 the Company issued 121,345 units at $2.00 per unit for the conversion of $242,690 (including interest of $20,242) outstanding on this convertible debenture.

NOTE 5- SUPPLEMENTAL DISCLOSURE FOR NON-CASH OPERATING, FINANCING AND INVESTING ACTIVITIES

On June 30, 2003, the Company issued 121,345 units at a price of $2.00 for the conversion of $242,690 (including interest of $20,242) outstanding on a convertible debenture. Each unit consists of one share of common stock and one common stock purchase warrant, exercisable at $2.00 per share.

A convertible debenture for $450,016 (including interest of $15,016) was converted into 450,016 units at a price of $1.00 per unit on June 30, 2003. Each unit consists of one share of common stock and one common stock purchase warrant, exercisable at $1.00 per share.

NOTE 6- SUBSEQUENT EVENTS

Subsequent to the quarter ended September 30, 2003, Heartland announced that it has entered into agreements in principle relating to the issuance and sale of 995,305 units at a purchase price of $3.20 per unit for total aggregate proceeds of $3,184,976. Each unit is comprised of one share of Series A Preferred convertible shares and one stock purchase warrant to purchase one-half of one share of common stock for the additional consideration of $3.84 per share. Each preferred share is convertible into one common share for no additional consideration. The closing of the preferred share offering is subject to the Company entering into definitive agreements and amending its authorized capital to create the class of preferred shares, which received shareholder approval. The preferred shares will not bear interest.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Heartland, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Heartland Oil and Gas Corp. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

- if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

- by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to our company, any of our stockholders or any other for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of our company or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. The Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct. Our By-Laws also provide that we, our directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

Item 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.
SEC registration fees	$1,792
Printing and engraving expenses	$5,000(1)
Accounting fees and expenses	$5,000(1)
Legal fees and expenses	$25,000(1)
Transfer agent and registrar fees	$5,000(1)
Fees and expenses for qualification under state securities laws	$0
Miscellaneous	$1,000(1)
Total	$42,792

(1) We have estimated these amounts

Item 26 RECENT SALES OF UNREGISTERED SECURITIES

On September 11, 2000, we completed a private placement of 10,000,000 shares of common stock at a price of $0.005 per share for proceeds of $50,000. On October 20, 2000 and November 21, 2000, we completed further private placements of 356,429 and 976,000 shares at $0.35 per share for proceeds of $466,350. We relied on the provisions of Regulation S promulgated under the Securities Act of 1933, as amended, for the issuance of the shares.

In April 2002, prior to the reverse acquisition with Adriatic Holdings Ltd., our company completed a private placement and issued 880,000 shares of common stock at $0.50 per share for proceeds of $440,000 to nine investors. All of the investors were offshore investors and therefore we relied on the provisions of Regulation S promulgated under the Securities Act of 1933 as amended, for issuance of the shares.

On May 6, 2002 we issued a convertible debenture to one investor in the amount of $435,000 which bears interest at 7% and is due on December 1, 2003. The debenture was convertible on a dollar for dollar basis into a unit of our company, each unit consisting of one share of common stock and one common stock purchase warrant, exercisable at $1.00 per share at the option of the holder at any time commencing on July 1, 2002 until maturity. On June 30, 2003, we issued 450,016 units to the holder of the debenture pursuant to the conversion of the debenture. We relied on the provisions of Regulation S promulgated under the Securities Act of 1933 as amended, for issuance of the note and the units.

On September 17, 2002 we acquired all of the issued and outstanding stock of Heartland Oil and Gas Inc., a private Nevada Corporation, from its stockholders in exchange for 12,212,429 shares of our common stock. We relied on the provisions of Regulation S promulgated under the Securities Act of 1933 as amended, for issuance of the shares.

In October, 2002 we converted a note payable of $201,510 into a convertible debenture in the amount of $228,350 bearing interest at 7% per annum to a shareholder. The convertible debenture is due on December 31, 2004. The convertible debenture is convertible on a dollar for dollar basis into a unit, consisting of one share of common stock and on common stock purchase warrant, exercisable at $2.00 per share, at the option of the debenture holder at any time commencing January 1, 2003 until maturity. On June 30, 2003, we issued 121,345 units to the holder of the debenture pursuant to the conversion of the debenture. We relied on the provisions of Regulation S promulgated under the Securities Act of 1933, as amended, for issuance of the convertible debenture and the units.

On December 7, 2002, we issued 1,170,000 options to certain directors and senior officers of our Company. The options are exercisable at $0.35 per share as to 500,000 options, $2.00 per share at to 50,000 options and $0.50 per share for the remainder. The options expire on December 7, 2007. The options were issued in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

In October 2002 we commenced a private placement of units at a price of $1.40 per unit. Each unit consisted of one share of common stock and one common stock purchase warrant, exercisable at a price of $1.75 per share until August 31, 2004. We relied on the provisions of Regulation S promulgated under the Securities Act of 1933 as amended, for issuance of the units. In May, 2003 we closed the private placement having issued 1,000,000 units.

On June 5, 2003, we issued 100,000 options to a director and senior officer of our Company. The options are exercisable at $0.50 per share and expire on June 5, 2008. The options were issued in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On June 24 and June 30, 2003, we sold to eight accredited investors (the selling stockholders), an aggregate of 602,836 of our shares of our common stock and share purchase warrants to acquire an additional

301,418 shares of our common stock in a private placement relying on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D and/or Section 4(2) of the Securities Act.

On June 30, 2003, we issued to C.K. Cooper and Company, Inc., a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, a warrant to purchase up to 25,223 shares of our common stock, exercisable at any time during the three year period ending on June 30, 2006 at an exercise price of $3.38 per share.

On June 30, 2003 we issued 571,361 shares of our common stock to holders of convertible debentures pursuant to the exercise of the conversion feature of the debentures. We relied on the provisions of Regulation S promulgated under the Securities Act of 1933, as amended, for issuance of the shares upon the conversion.

On July 10, 2003, we issued 10,000 options to Econ Investor Relations Inc. The options are exercisable at $3.50 per share and expire on July 10, 2008. The options were issued in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On August 19, 2003, we sold to 26 accredited investors (the selling stockholders), an aggregate of $8,815,024 of our shares of our common stock and share purchase warrants to acquire additional shares of our common stock in a private placement relying on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D and/or Section 4(2) of the Securities Act. The private placement involved the issuance of 2,754,695 shares of our common stock and share purchase warrants to acquire an additional 1,377,348 shares of our common stock.

On August 19, 2003 we issued C.K. Cooper a warrant to purchase a further 134,954 shares, exercisable to August 19, 2006, at an exercise price of $3.84 per share. We issued the warrants pursuant to Rule 506 of Regulation D under the Securities Act of 1933, in partial payment of placement fees in connection with the sale of our common stock and share purchase warrants.

On August 19, 2003 we issued to Highbrook Capital Corporation a warrant to purchase 2,781 shares of our common stock, exercisable to August 19, 2006, at an exercise price of $3.84 per share. We issued these warrants pursuant to Regulation S promulgated under the Securities Act of 1933, in payment of placement fees in connection with the sale of our common stock and share purchase warrants.

Item 27 EXHIBITS

The following Exhibits are filed with this Prospectus:

Exhibit Number	Description
3.1*	Articles of Incorporation (1)
3.2*	Bylaws of Adriatic Holdings Ltd. (1)
3.3*	Certificate of Amendment to Articles of Incorporation effective November 4, 2002 (2)
5.1**	Opinion of Clark, Wilson regarding the legality of the securities being registered
10.1*	Share Exchange Agreement between Adriatic Holdings Ltd., Heartland Oil and Gas Inc. and the shareholders of Heartland Oil and Gas Inc., dated July 31, 2002 (3)
10.2*	Form of Oil and Gas Lease (4)
10.3*	Managing Dealers Agreement, dated June 19, 2003, between Heartland Oil and Gas Corp. and C.K. Cooper and Company, Inc.(5)
77
10.4**	Managing Dealers Agreement, dated July 29, 2003 between Heartland Oil and Gas Corp. and C.K. Cooper and Company, Inc.
10.5*	Form of Subscription Agreement in connection with private placements on June 24 and June 30, 2003 (5)
10.6*	Form of Subscription Agreement in connection with private placement on August 19, 2003 (6)
10.7**	Consulting Agreement dated July 1, 2003, between Heartland Oil and Gas Corp. and Donald Sharpe
10.8**	Consulting Agreement dated July 1, 2003, between Heartland Oil and Gas Corp. and Richard Coglon
10.9**	Letter Agreement between Topeka-Atchison Gas & Illuminating LLC with Heartland Oil and Gas Inc., dated August 25, 2000
10.10	Form of Oil and Gas Lease with Option (7)
21.1*	Heartland Oil and Gas Inc., a company incorporated pursuant to the laws of the State of Nevada
23.1**	Consent of Spicer, Jeffries & Co. on Heartland Oil and Gas Corp. (formerly Adriatic Holdings Ltd.)
23.2**	Consent of Production Enhancement & Reservoir Management, LLC on Heartland Oil and Gas Corp.

* Previously filed

** Filed herewith

(1) Incorporated by reference to the company's Form SB-2 Registration Statement filed with the Securities and Exchange Commission on October 23, 2001.

(2) Incorporated by reference to the company's Form 10-QSB filed with the Securities and Exchange Commission on November 14, 2002.

(3) Incorporated by reference to the company's Form 8-K filed with the Securities and Exchange Commission on October 2, 2002.

(4) Incorporated by reference to the company's Form 10-KSB filed with the Securities and Exchange Commission on April 1, 2003.

(5) Incorporated by reference to the company's Form 10-QSB filed with the Securities and Exchange Commission on July 28, 2003.

(6) Incorporated by reference to the company's Form 8-K filed with the Securities and Exchange Commission on August 21, 2003.

(7) Incorporated by reference to the company's Form 10-KSB/A filed with the Securities and Exchange Commission on October 22, 2003.

Item 28 UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a) any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2) for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Heartland pursuant to the foregoing provisions, or otherwise, Heartland has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Heartland of expenses incurred or paid by a director, officer or controlling person of Heartland in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Heartland will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on December 9, 2003.

HEARTLAND OIL AND GAS CORP.

/s/ Richard Coglon
By: Richard Coglon, President and Director
(Principal Executive Officer)
Dated: December 9, 2003

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Richard Coglon as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

/s/ Richard Coglon
By: Richard Coglon, President and Director
(Principal Executive Officer)
Dated: December 9, 2003

/s/ Robert Knight
By: Robert Knight, Chief Financial Officer and Director
(Principal Financial Officer)
Dated: December 9, 2003

/s/ Donald Sharpe
By: Donald Sharpe, Director
Dated: December 9, 2003